Filed Pursuant to Rule 424(b)(5)
Registration No. 333-287633

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or other jurisdiction where such offer or sale is not permitted.

Subject to completion, dated May 29, 2025

PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 29, 2025

$500,000,000

The Goodyear Tire & Rubber Company

% Senior Notes due 2030

We are offering $500,000,000 aggregate principal amount of our     % Senior Notes due 2030 (the “Notes”). Interest on the Notes is payable semiannually on January 15 and July 15 of each year, beginning on January 15, 2026. The Notes will mature on July 15, 2030. We have the option to redeem the Notes, in whole or in part, at any time on or after July 15, 2027 at the applicable redemption prices set forth in this prospectus supplement. Prior to July 15, 2027, we may redeem the Notes, in whole or in part, at a price equal to 100% of the principal amount thereof plus a make whole premium. In addition, prior to July 15, 2027, we may redeem up to 35% of the aggregate principal amount of the Notes from the proceeds of certain equity offerings. The applicable redemption prices and the make whole premium are described in “Description of Notes—Optional Redemption.”

The Notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured obligations and senior to any of our future subordinated indebtedness. The Notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness. The Notes will be guaranteed by our wholly owned U.S. and Canadian subsidiaries that also guarantee our obligations under certain of our senior secured credit facilities and senior unsecured notes (such guarantees, the “Guarantees”; and, such guaranteeing subsidiaries, the “Subsidiary Guarantors”). These Guarantees will be senior unsecured obligations of the Subsidiary Guarantors and will rank equally in right of payment with all existing and future senior unsecured obligations of our Subsidiary Guarantors. The Guarantees will be effectively subordinated to existing and future secured indebtedness of the Subsidiary Guarantors to the extent of the value of the assets securing that indebtedness. See “Description of the Notes—Subsidiary Guarantees.”

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement and on page 5 of the accompanying prospectus.

	Per Note		Total
Public offering price(1)		%	$
Underwriting discounts and commissions		%	$
Proceeds, before expenses, to us		%	$

(1)	Plus accrued and unpaid interest, if any, from June , 2025

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about June  , 2025.

Joint Book-Running Managers

Deutsche Bank Securities	BofA Securities	BNP PARIBAS
Citigroup	Credit Agricole CIB	Fifth Third Securities
Goldman Sachs & Co. LLC	J.P. Morgan	MUFG
PNC Capital Markets LLC	CIBC Capital Markets	RBC Capital Markets

Senior Co-Managers

Capital One Securities	Huntington Capital Markets	Regions Securities LLC
Santander	Wedbush Securities

Co-Managers

Citizens Capital Markets	HSBC	KeyBanc Capital Markets
Standard Chartered Bank	US Bancorp	WauBank Securities LLC

The date of this prospectus supplement is    , 2025.

In making your investment decision, you should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or other offering material filed or provided by us. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any other offering material is accurate as of any date other than the date of such document. Any information incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

We and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

The Company expects to deliver the Notes against payment for the Notes on or about June  , 2025, which will be the third business day following the date of the pricing of the Notes (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the business day before delivery of the Notes hereunder will be required, by virtue of the fact that the Notes initially will settle T+3, to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the business day before delivery of the Notes hereunder should consult their advisors.

Prospectus Supplement

S-i

Prospectus

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. In this prospectus supplement, we provide you with specific information about the Notes that we are selling in this offering and about the offering itself. Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us and other information you should know before investing in the Notes. This prospectus supplement also adds, updates and changes information contained or incorporated by reference in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus, as well as the additional information contained in the documents described under “Incorporation of Certain Documents by Reference,” before investing in the Notes.

NON-GAAP FINANCIAL MEASURES

The body of accounting principles generally accepted in the United States is commonly referred to as “U.S. GAAP.” A “non-GAAP financial measure” is generally defined by the SEC as a numerical measure that purports to measure historical or future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable U.S. GAAP measures. In this prospectus supplement, we disclose Adjusted EBITDA and pro forma Adjusted EBITDA, which are both non-GAAP financial measures. As used herein, Adjusted EBITDA and pro forma Adjusted EBITDA represent Goodyear net income (loss) before interest expense, income tax expense, depreciation and amortization expense, rationalization charges, goodwill and intangible asset impairments, net (gains) losses on asset sales, other (income) expense excluding royalty income, and “Goodyear Forward” fees excluding transaction costs, with pro forma Adjusted EBITDA also giving effect to the divestiture of the off-the-road (“OTR”) tire business as if it occurred as of January 1, 2024. We have presented Adjusted EBITDA and pro forma Adjusted EBITDA because we believe these financial measures and other financial measures like them are widely used by investors to evaluate a company’s operating performance. Adjusted EBITDA and pro forma Adjusted EBITDA are not measures of financial performance under U.S. GAAP and should not be construed as alternatives to net income or other financial measures presented in accordance with U.S. GAAP. It should be noted that companies calculate non-GAAP financial measures like Adjusted EBITDA differently; as a result, Adjusted EBITDA and pro forma Adjusted EBITDA as presented herein may not be comparable to similarly-titled measures reported by other companies.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Exchange Act and, accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC. The information contained on the SEC’s website is expressly not incorporated by reference into this prospectus supplement or the accompanying prospectus, except as expressly set forth under the caption “Incorporation of Certain Documents by Reference.” Our SEC filings are also available through our website (http://www.goodyear.com). The contents of our website are not part of, and shall not be deemed incorporated by reference in, this prospectus supplement or the accompanying prospectus. Our internet address is included in this document as an inactive textual reference only.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” documents that we file with the SEC into this prospectus supplement, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference in this prospectus supplement is considered part of this prospectus supplement. Any statement in this prospectus supplement or incorporated by reference into this prospectus supplement shall be automatically modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in a subsequently filed document that is incorporated by reference in this prospectus supplement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We incorporate by reference the following documents that have been filed with the SEC (other than any portion of such filings that is furnished under applicable SEC rules rather than filed):

•	Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 14, 2025 (“2024 Form 10-K”);

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 8, 2025 (“Q1 2025 Form 10-Q”);

•	the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 10, 2025, that are incorporated by reference into our 2024 Form 10-K; and

•

Current Reports on Form 8-K (and/or amendments thereto) filed with the SEC on January  8, 2025 (Item 1.01 only), January  15, 2025, February  3, 2025, February  4, 2025 (Item 2.05 only), February  27, 2025, April  7, 2025, April  16, 2025, April  17, 2025, May  7, 2025 (Item 8.01 only), May  16, 2025, May  19, 2025, May 22, 2025 (Item 1.01 only) and May 29, 2025.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement until the termination of the offering of all securities under this prospectus supplement, shall be deemed to be incorporated in this prospectus supplement by reference. The information contained on our website (http://www.goodyear.com) is not incorporated into this prospectus supplement.

You may request a copy of any documents incorporated by reference herein at no cost by writing or telephoning us at:

The Goodyear Tire & Rubber Company

200 Innovation Way

Akron, Ohio 44316-0001

Attention: Investor Relations

Telephone number: 330-796-3751

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into this prospectus supplement.

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FORWARD-LOOKING INFORMATION—SAFE HARBOR STATEMENT

Certain information set forth herein or incorporated by reference herein (other than historical data and information) may constitute forward-looking statements regarding events and trends that may affect our future operating results and financial position. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “estimate,” “expect,” “intend” and “project,” as well as other words or expressions of similar meaning, are intended to identify forward-looking statements. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus supplement or, in the case of information incorporated by reference herein, as of the date of the document in which such information appears. Such statements are based on current expectations and assumptions, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including:

•

if we do not successfully implement our “Goodyear Forward” transformation plan and our other strategic initiatives, including the sale of our chemical business, our operating results, financial condition and liquidity may be materially adversely affected;

•	we may not be able to consummate the sale of our chemical business on a timely basis or at all, including failure to obtain the required regulatory approvals or to satisfy other conditions to closing;

•	we face significant global competition and our market share could decline;

•	raw material cost increases may materially adversely affect our operating results and financial condition;

•	we have experienced inflationary cost pressures, including with respect to wages, benefits and energy costs, that may materially adversely affect our operating results and financial condition;

•	delays or disruptions in our supply chain or in the provision of services, including utilities, to us could result in increased costs or disruptions in our operations;

•	a prolonged economic downturn or economic uncertainty could adversely affect our business and results of operations;

•

deteriorating economic conditions in any of our major markets, or an inability to access capital markets or third-party financing when necessary, may materially adversely affect our operating results, financial condition and liquidity;

•

if we experience a labor strike, work stoppage, labor shortage or other similar event at the Company or its joint ventures, our business, results of operations, financial condition and liquidity could be materially adversely affected;

•

financial difficulties, work stoppages, labor shortages, supply disruptions or economic conditions affecting our major original equipment (“OE”) customers, dealers or suppliers could harm our business;

•	our capital expenditures may not be adequate to maintain our competitive position and may not be implemented in a timely or cost-effective manner;

•	changes to tariffs, trade agreements or trade restrictions may materially adversely affect our operating results;

•	our international operations have certain risks that may materially adversely affect our operating results, financial condition and liquidity;

•	we have foreign currency translation and transaction risks that may materially adversely affect our operating results, financial condition and liquidity;

S-v

•

our long-term ability to meet our obligations, to repay maturing indebtedness or to implement strategic initiatives may be dependent on our ability to access capital markets in the future and to improve our operating results;

•	we have a substantial amount of debt, which could restrict our growth, place us at a competitive disadvantage or otherwise materially adversely affect our financial health;

•

any failure to be in compliance with any material provision or covenant of our debt instruments, or a material reduction in the borrowing base under our first lien revolving credit facility, could have a material adverse effect on our liquidity and operations;

•	our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly;

•	we have substantial fixed costs and, as a result, our operating income fluctuates disproportionately with changes in our net sales;

•	we may incur significant costs in connection with our contingent liabilities and tax matters;

•

our reserves for contingent liabilities and our recorded insurance assets are subject to various uncertainties, the outcome of which may result in our actual costs being significantly higher than the amounts recorded;

•

environmental issues, including climate change, or legal, regulatory or market measures to address environmental issues, may negatively affect our business and operations and cause us to incur significant costs;

•	we are subject to extensive government regulations that may materially adversely affect our operating results;

•

we may be adversely affected by any disruption in, or failure of, our information technology systems due to computer viruses, unauthorized access, cyber-attack, natural disasters or other similar disruptions;

•	we may not be able to protect our intellectual property rights adequately;

•	if we are unable to attract and retain key personnel, our business could be materially adversely affected; and

•

we may be impacted by economic and supply disruptions associated with events beyond our control, such as war, including the current conflicts between Russia and Ukraine and in the Middle East, acts of terror, political unrest, public health concerns, labor disputes or natural disasters.

It is not possible to foresee or identify all such factors. We will not revise or update any forward-looking statement or disclose any facts, events or circumstances that occur after the date hereof that may affect the accuracy of any forward-looking statement.

With this in mind, you should carefully consider the risks discussed under the heading “Risk Factors” in this prospectus supplement, as well as those contained in our 2024 Form 10-K, in addition to the other information contained or incorporated by reference into this prospectus supplement.

S-vi

SUMMARY

The following summary contains basic information about this offering of Notes. It may not contain all of the information that is important to you, and it is qualified in its entirety by the more detailed information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should carefully consider all of the information contained in and incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information set forth or referenced under the heading “Risk Factors” on page S-12 of this prospectus supplement and on page 5 of the accompanying prospectus. In addition, certain statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus include forward-looking information that involves risks and uncertainties. See “Forward-Looking Information—Safe Harbor Statement.”

The terms “Goodyear,” “Company” and “we,” “us” or “our” as used herein refer to The Goodyear Tire & Rubber Company together with its consolidated domestic and foreign subsidiary companies, and the term “The Goodyear Tire & Rubber Company” as used herein refers to The Goodyear Tire & Rubber Company exclusive of its subsidiaries, in each case unless otherwise indicated or the context otherwise requires.

Overview of Goodyear

We are one of the world’s leading manufacturers of tires, engaging in operations in most regions of the world. In 2024, our net sales were $18,878 million and Goodyear net income was $70 million. We develop, manufacture, distribute and sell tires for most applications. We also manufacture and sell rubber-related chemicals for various applications. We are one of the world’s largest operators of commercial truck service and tire retreading centers. We operate approximately 800 retail outlets where we offer our products for sale to consumer and commercial customers and provide repair and other services. We manufacture our products in 53 manufacturing facilities in 20 countries, including the United States, and we have marketing operations in almost every country around the world. We employ approximately 68,000 full-time and temporary associates worldwide.

We operate our business through three operating segments representing our regional tire businesses: Americas; Europe, Middle East and Africa; and Asia Pacific.

Our principal business is the development, manufacture, distribution and sale of tires and related products and services worldwide. We manufacture and market numerous lines of rubber tires for:

•	automobiles

•	trucks

•	buses

•	aircraft

•	motorcycles

•	earthmoving and mining equipment

•	farm implements

•	industrial equipment, and

•	various other applications.

In each case, our tires are offered for sale to vehicle manufacturers for mounting as OE and for replacement worldwide. We manufacture and sell tires under the Goodyear, Cooper, Kelly, Mastercraft, Roadmaster, Debica, Sava, Fulda, Mickey Thompson, Avon and Remington brands and various “house” brands, and the private-label brands of certain customers. In certain geographic areas we also:

•	retread truck and aviation tires,

•	manufacture and sell tread rubber and other tire retreading materials,

•	sell chemical products, and/or

•	provide automotive and commercial repair services and miscellaneous other products and services.

Our principal products are new tires for most applications. Approximately 85% of our sales in 2024 and 86% in 2023 and 2022 were for tire units. Sales of chemical products to unaffiliated customers were 3% of our consolidated sales in 2024, 2% in 2023 and 3% in 2022 (5%, 4% and 5% of Americas total sales in 2024, 2023 and 2022, respectively).

New tires are sold under highly competitive conditions throughout the world. On a worldwide basis, we have two major competitors: Bridgestone (based in Japan) and Michelin (based in France). Other significant competitors include Continental, Hankook, Kumho, Nexen, Pirelli, Sumitomo, Toyo, Yokohama and various regional tire manufacturers.

We compete with other tire manufacturers on the basis of product design, performance, price and terms, reputation, warranty terms, customer service and consumer convenience. Goodyear, Cooper and Mickey Thompson branded tires enjoy a high recognition factor and have a reputation for performance and product design. The Kelly, Mastercraft, Roadmaster, Debica, Sava, Fulda, Avon and Remington brands and various house brand tire lines offered by us, and tires manufactured and sold by us to private brand customers, compete primarily on the basis of value and price.

The Goodyear Tire & Rubber Company is an Ohio corporation organized in 1898. Our principal executive offices are located at 200 Innovation Way, Akron, Ohio 44316-0001. Our telephone number at that address is (330) 796-2121.

Recent Developments

Dunlop Brand Disposition. On May 7, 2025, we completed the sale of our rights to the Dunlop brand in Europe, North America and Oceania for consumer, commercial and other specialty tires, together with certain associated intellectual property and inventory, to Sumitomo Rubber Industries, Ltd. (“SRI”) pursuant to a Purchase Agreement, dated as of January 7, 2025, between the Company and SRI (the “Dunlop Brand Disposition”). The Company received total gross cash proceeds of $735 million, comprised of $526 million for the Dunlop brand, $105 million for a transition support fee for transitioning the Dunlop brand, related intellectual property and Dunlop customers to SRI, and $104 million for the purchase of Dunlop tire inventory. We intend to use the cash proceeds we received from the Dunlop Brand Disposition to fund the Concurrent Partial Redemption (as defined herein) and to otherwise reduce our existing indebtedness. We also entered into a number of ancillary agreements, including (a) a transition license agreement, pursuant to which we will continue to manufacture, sell and distribute Dunlop-branded consumer tires in Europe from the closing of the transaction until December 31, 2025, and during which period we will pay SRI a royalty on such Dunlop sales; (b) a transition offtake agreement, pursuant to which we will sell to SRI certain Dunlop-branded consumer tire products for a period of up to five years, commencing after termination or expiration of the transition license agreement; and (c) we will license back the Dunlop brand from SRI for commercial tires in Europe on a long-term basis, subject to a royalty on sales. For additional information regarding the Dunlop transaction, see our 2024 Form 10-K and our Q1 2025 Form 10-Q, which are incorporated by reference herein.

OTR Business Disposition. On February 3, 2025, we completed the sale of our OTR tire business to The Yokohama Rubber Company, Limited (“Yokohama”) pursuant to the terms of the Share and Asset Purchase Agreement, dated as of July 22, 2024 (the “OTR Purchase Agreement”). Yokohama acquired our OTR tire business for a purchase price of $905 million in cash, subject to certain adjustments set forth in the OTR Purchase Agreement. In conjunction with the sale of the OTR tire business, we entered into several ancillary agreements, including a trademark license agreement, whereby we license certain trademarks to Yokohama for an initial period of ten years from the date of the sale, and a product supply agreement, pursuant to which we will supply to Yokohama certain OTR tires for an initial period of up to five years, subject to the terms and conditions set forth therein, including an exit and asset relocation plan to be mutually agreed upon by the parties pursuant to which, beginning no earlier than the second anniversary of closing of the transaction, the production of those OTR tires will transition to Yokohama’s facilities. For additional information regarding the sale of our OTR tire business, see our 2024 Form 10-K and our Q1 2025 Form 10-Q, which are incorporated by reference herein.

Chemical Business Sale Agreement. On May 22, 2025, we signed a definitive agreement to sell our polymer chemicals business to G-3 Chickadee Purchaser, LLC, a Delaware limited liability company (“Gemspring”), for a purchase price of approximately $650 million in cash, subject to certain adjustments. The assets to be acquired, and the liabilities to be assumed, by Gemspring are generally those primarily related to our polymer chemicals business, including chemical plants in Houston and Beaumont, Texas and a research and development facility in Akron, Ohio. Pursuant to a master supply agreement to be entered into with Gemspring in connection with the closing of the transaction, Gemspring will, or will cause one of its affiliates to, supply us polymer chemicals for a period of fifteen years after the closing of the transaction. The transaction is subject to regulatory approvals, other customary closing conditions and consultations, and is expected to close in late 2025. For additional information regarding the sale of our polymer chemicals business, see our Current Report on Form 8-K filed with the SEC on May 22, 2025, which is incorporated by reference herein.

The Offering

The following summary contains basic information about the Notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the Notes, please refer to the section of this document entitled “Description of Notes.”

Issuer	The Goodyear Tire & Rubber Company, an Ohio corporation.

Notes Offered	$500,000,000 aggregate principal amount of % Senior Notes due 2030.

Maturity Date	July 15, 2030.

Interest Rate	% per annum.

Interest Payment Dates	January 15 and July 15, beginning on January 15, 2026.

Ranking

The Notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured obligations and senior to any of our future subordinated indebtedness. The Notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness. The Guarantees will be senior unsecured obligations of the Subsidiary Guarantors and will rank equally in right of payment with all existing and future senior unsecured obligations of our Subsidiary Guarantors. The Guarantees will be effectively subordinated to existing and future secured indebtedness of the Subsidiary Guarantors to the extent of the value of the assets securing that indebtedness.

The Notes are structurally subordinated to all of the existing and future debt and other liabilities, including trade payables, of our subsidiaries that do not guarantee the Notes (the “Non-Guarantor Subsidiaries”). The Non-Guarantor Subsidiaries will have no obligation, contingent or otherwise, to pay amounts due under the Notes or to make funds available to pay those amounts.

As of March 31, 2025 and December 31, 2024, The Goodyear Tire & Rubber Company and the Subsidiary Guarantors had total assets of approximately $14.7 billion and $14.2 billion, respectively (including receivables due from Non-Guarantor Subsidiaries of approximately $1.8 billion and $1.8 billion, respectively). As of March 31, 2025 and December 31, 2024, the Non-Guarantor Subsidiaries had total assets of approximately $8.8 billion and $8.5 billion, respectively.

For the three months ended March 31, 2025, The Goodyear Tire & Rubber Company and the Subsidiary Guarantors generated net sales of approximately $2.3 billion and Goodyear net loss of approximately $27 million, and for the year ended December 31, 2024, The Goodyear Tire & Rubber Company and the Subsidiary Guarantors generated net sales of approximately $10.4 billion and Goodyear net income of approximately $26 million. For the three months ended March 31, 2025, the Non-Guarantor Subsidiaries generated net sales of approximately $2.7 billion and Goodyear net income of approximately $116 million, and for the year ended December 31, 2024, the Non-Guarantor Subsidiaries generated net sales of approximately $11.2 billion and Goodyear net income of approximately $83 million.

The above summarized financial information as of and for the three months ended March 31, 2025 and as of and for the year ended December 31, 2024 for The Goodyear Tire & Rubber Company and the Subsidiary Guarantors is presented on a combined basis after elimination of (i) intercompany transactions and balances among The Goodyear Tire & Rubber Company and the Subsidiary Guarantors and (ii) equity in earnings from and investments in any Non-Guarantor Subsidiary. The above summarized financial information as of and for the three months ended March 31, 2025 and as of and for the year ended December 31, 2024 for the Non-Guarantor Subsidiaries is presented on a combined basis after elimination of intercompany transactions and balances among the Non-Guarantor Subsidiaries. The above summarized financial information does not eliminate intercompany transactions and balances among the Subsidiary Guarantors and the Non-Guarantor Subsidiaries.

Please refer to Management’s Discussion and Analysis of Financial Condition and Results of Operations – Supplemental Guarantor Financial Information in our Q1 2025 Form 10-Q, where we present summarized financial information as of and for the three months ended March 31, 2025 and as of and for the year ended December 31, 2024 for The Goodyear Tire & Rubber Company and the Subsidiary Guarantors.

As of March 31, 2025, there was outstanding:

•  approximately $5.8 billion of senior indebtedness of The Goodyear Tire & Rubber Company, of which approximately $1.4 billion was secured (exclusive of unused commitments under its credit agreements);

•  approximately $5.9 billion of senior indebtedness of the Subsidiary Guarantors, including guarantees of indebtedness of The Goodyear Tire & Rubber Company, of which approximately $1.4 billion was secured; and

•  approximately $1.9 billion of total indebtedness of the Non-Guarantor Subsidiaries (in each case, exclusive of unused commitments under their credit agreements).

Guarantees

The Notes will be guaranteed, jointly and severally, on a senior unsecured basis, by the Subsidiary Guarantors, which consist of our wholly owned U.S. and Canadian subsidiaries that also guarantee our obligations under certain of our senior secured credit facilities and senior unsecured notes. The Guarantee of a Subsidiary Guarantor is subject to release under certain circumstances, including if such Subsidiary Guarantor no longer guarantees any indebtedness of The Goodyear Tire & Rubber Company or another Subsidiary Guarantor (other than such indebtedness the outstanding principal amount of which, in the aggregate, does not exceed $100 million). See “Description of Notes—Subsidiary Guarantees” and “Certain Covenants—Future Subsidiary Guarantors.”

If the Notes are assigned an investment grade rating by at least two of Moody’s Investors Service, Inc. (“Moody’s”), S&P Global Ratings, an S&P Financial Services LLC business (“S&P”), and Fitch Ratings, Inc. (“Fitch”) and no default or event of default has occurred and is continuing with respect to such Notes, we may elect to suspend the Guarantees and our future subsidiary guarantors covenant will be suspended with respect to such Notes. If both (a) one or more ratings on such Notes subsequently declines to below investment grade, resulting in such Notes no longer having an investment grade rating from at least two of Moody’s, S&P and Fitch, and (b) the terms of any other debt securities of The Goodyear Tire & Rubber Company or any of its subsidiaries in an aggregate principal amount of greater than $100 million then outstanding include a future subsidiary guarantors covenant (that is substantially the same as the covenant described under “Description of Notes—Certain Covenants—Future Subsidiary Guarantors”) that was previously suspended and that has become applicable upon a substantially concurrent reversion as a result of substantially the same ratings downgrade with respect to such debt securities, then the Guarantees and our future subsidiary guarantors covenant will be reinstated with respect to such Notes.

Optional Redemption	We have the option to redeem the Notes, in whole or in part, at any time on or after July 15, 2027 at the applicable redemption prices set forth in this prospectus supplement. Prior to July 15, 2027, we may redeem the Notes, in whole or in part, at a price equal to 100% of the principal amount thereof plus a make whole premium. In addition, prior to July 15, 2027, we may redeem up to 35% of the aggregate principal amount of the Notes from the proceeds of certain equity offerings. The applicable redemption prices and the make whole premium are described in “Description of Notes—Optional Redemption.”

Change of Control	If we experience a change of control triggering event as described in the indenture governing the Notes, we will be required to make an offer to repurchase the Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase. See “Description of Notes—Change of Control Triggering Event.”

Certain Covenants

The indenture governing the Notes will contain covenants that limit our ability and the ability of certain of our subsidiaries to, among other things:

•  incur certain liens;

•  enter into certain sale/leaseback transactions; and

•  consolidate, merge, sell or otherwise dispose of all or substantially all of our assets.

These covenants are subject to a number of important exceptions and qualifications. See “Description of Notes—Certain Covenants.”

Use of Proceeds

We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $493 million.

We intend to use the net proceeds from this offering, together with our current cash and cash equivalents, to redeem in full our remaining 5% Senior Notes due 2026 (the “2026 Notes”) at 100% of the principal amount thereof plus accrued and unpaid interest to the redemption date. Currently, $900 million in aggregate principal amount of the 2026 Notes are outstanding. On May 29, 2025, we issued an irrevocable notice of redemption for $400 million of the 2026 Notes at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the redemption date, which we intend to fund using a portion of the cash proceeds from the Dunlop Brand Disposition (the “Concurrent Partial Redemption”). The redemption date for the Concurrent Partial Redemption is June 30, 2025.

Book-Entry Form	The Notes will be issued in book-entry form and will be represented by permanent global certificates deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company, commonly known as DTC. Beneficial interests in any of the Notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. Such interests may not be exchanged for certificated Notes, except in limited circumstances.

Trading	The Notes will not be listed on any securities exchange or included in any automated quotation system. No assurance can be given as to the liquidity of or trading market for the Notes.

Risk Factors

Before investing in the Notes, you should carefully consider all of the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein as set out in the section entitled “Incorporation of Certain Documents by Reference,” including, in particular, the matters, risks, uncertainties and assumptions described under the caption “Risk Factors” included herein and therein. For information regarding documents incorporated by reference in this prospectus supplement and the accompanying prospectus, see “Incorporation of Certain Documents by Reference.”

SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA

The following table sets forth summary consolidated historical financial data for The Goodyear Tire & Rubber Company and its subsidiaries. The summary historical balance sheet data as of December 31, 2024 and 2023 and the summary historical statements of operations and statements of cash flow data for the years ended December 31, 2024, 2023 and 2022 have been derived from our audited consolidated financial statements and related notes thereto appearing in our 2024 Form 10-K, which is incorporated by reference herein. The summary historical balance sheet data as of March 31, 2025 and the summary historical statements of operations and the statements of cash flow data for the three months ended March 31, 2025 and 2024 have been derived from our unaudited consolidated financial statements and related notes thereto appearing in our Q1 2025 Form 10-Q, which is incorporated by reference herein. The interim financial statements should be read in conjunction with the annual financial statements and related notes thereto referenced above.

You should read this information in conjunction with our financial statements and related notes thereto in (a) our 2024 Form 10-K and (b) our Q1 2025 Form 10-Q.

(in millions)	Year Ended December 31,(1)			Three Months Ended March 31,
	2024	2023	2022	2025	2024
Statements of operations data:
Net Sales	$18,878	$20,066	$20,805	$4,253	$4,537
Income (Loss) before Income Taxes	155	(677)	399	131	(52)
United States and Foreign Tax Expense	95	10	190	13	6

Net Income (Loss)	60	(687)	209	118	(58)
Less: Minority Shareholders’ Net Income (Loss)	(10)	2	7	3	(1)

Goodyear Net Income (Loss)	$70	$(689)	$202	$115	$(57)

	As of December 31,(1)		As of March 31,
(in millions)	2024	2023	2025
Balance sheet data:
Cash and Cash Equivalents	$810	$902	$902
Total Assets	20,964	21,582	21,711
Notes Payable and Overdrafts	558	344	436
Long Term Debt and Finance Leases Due Within One Year	832	449	300
Long Term Debt and Finance Leases	6,392	6,831	7,302
Goodyear Shareholders’ Equity	4,756	4,668	4,930
Total Shareholders’ Equity	4,906	4,837	5,086

	Year Ended December 31,(1)			Three Months Ended March 31,
(in millions)	2024	2023	2022	2025	2024
Other data:
Adjusted EBITDA(2)	$2,105	$1,759	$2,038	$370	$444
Capital Expenditures	(1,188)	(1,050)	(1,061)	(259)	(318)
Total Cash Flows from Operating Activities	698	1,032	521	(538)	(451)
Total Cash Flows from Investing Activities	(1,005)	(1,035)	(914)	432	(231)
Total Cash Flows from Financing Activities	225	(333)	575	211	661

(1)	Refer to “Basis of Presentation” and “Principles of Consolidation” in the Note to the Consolidated Financial Statements No. 1, Accounting Policies, in our 2024 Form 10-K.
(2)

Adjusted EBITDA represents Goodyear net income (loss) before interest expense, income tax expense, depreciation and amortization expense, rationalization charges, goodwill and intangible asset impairments, net (gains) losses on asset sales, other (income) expense excluding royalty income, and “Goodyear Forward” fees excluding transaction costs. We have presented this measure because we believe Adjusted EBITDA and other financial measures like it are widely used by investors to evaluate a company’s operating performance. Adjusted EBITDA is not a measure of our financial performance under U.S. GAAP and should not be construed as an alternative to net income or other financial measures presented in accordance with U.S. GAAP. It should be noted that companies calculate non-GAAP financial measures like Adjusted EBITDA differently; as a result, Adjusted EBITDA as presented herein may not be comparable to similarly-titled measures reported by other companies. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments set forth below.

The following table presents the calculation of Adjusted EBITDA from the most directly comparable U.S. GAAP measure, Goodyear net income (loss):

	Year Ended December 31,			Three Months Ended March 31,
(in millions)	2024	2023	2022	2025	2024
Goodyear Net Income (Loss)	$70	$(689)	$202	$115	$(57)
Interest Expense	522	532	451	115	126
Income Tax Expense	95	10	190	13	6
Depreciation and Amortization	1,049	1,001	964	270	284
Goodwill and Intangible Asset Impairments	125	230	—	—	—
Rationalization Charges	86	502	129	81	22
Goodyear Forward Fees, excluding transaction costs	105	35	—	2	28
Net (Gain) Loss on Asset Sales	(93)	(104)	(122)	(262)	2
Other (Income) Expense, excluding royalty income(a)	146	242	224	36	33

Adjusted EBITDA	$2,105	$1,759	$2,038	$370	$444

(a)

Other (income) expense excludes royalty income and includes non-service related pension and other post-retirement benefits cost, financing fees and financial instruments expense, net foreign currency exchange (gains) losses, interest income, general and product liability expense – discontinued products and miscellaneous (income) expense. For details regarding the components of other (income) expense, please see Note 5 to the financial statements in the 2024 Form 10-K and Notes 2 and 5 to the financial statements in the Q1 2025 Form 10-Q.

SUMMARY PRO FORMA ADJUSTED EBITDA

Set forth below for the periods presented is a reconciliation of pro forma Adjusted EBITDA from pro forma Goodyear net income (loss), its most directly comparable U.S. GAAP measure. Pro forma Adjusted EBITDA gives effect to the divestiture of the OTR tire business as if it occurred as of January 1, 2024. Pro forma Adjusted EBITDA is a non-GAAP financial measure. Pro forma Adjusted EBITDA is calculated as described in “Non-GAAP Financial Measures,” using the unaudited pro forma statements of operations data for the periods shown, included in our Current Report on Form 8-K filed with the SEC on May 29, 2025, which is incorporated by reference herein, which pro forma statements were prepared based on the historical consolidated financial information of Goodyear, adjusted to give effect to the disposition of Goodyear’s OTR tire business as if it had occurred as of January 1, 2024.

The following summary pro forma financial information and the unaudited pro forma condensed consolidated financial information incorporated by reference herein are presented for illustrative purposes only, are based on numerous adjustments, assumptions and estimates, are subject to numerous other uncertainties and do not purport to reflect what our results of operations or financial condition would have been had the disposition of the OTR tire business been completed as of the date assumed for purposes of that financial information, nor do they reflect the results of operations or financial condition of Goodyear following the disposition of the OTR tire business. The results reflected herein are not intended to be a projection of our future results of operations, which may vary materially from the results reflected because of various factors.

The following summary pro forma financial information should be read in conjunction with (i) the unaudited pro forma condensed consolidated financial information and accompanying notes included in our Current Report on Form 8-K filed with the SEC on May 29, 2025, which is incorporated by reference in this prospectus supplement; and (ii) Goodyear’s consolidated financial statements and accompanying notes for the year ended December 31, 2024, the three months ended March 31, 2025 and the three months ended March 31, 2024, which are incorporated by reference in this prospectus supplement.

	Year Ended December 31,	Three Months Ended March 31,
(in millions)	2024	2025	2024
Pro forma Goodyear Net Income (Loss)	$64	$(65)	$(55)
Interest Expense	453	102	108
Income Tax Expense	93	(51)	7
Depreciation and Amortization	1,031	270	276
Goodwill and Intangible Asset Impairments	125	—	—
Rationalization Charges	86	81	22
Goodyear Forward Fees, excluding transaction costs	105	2	28
Net (Gain) Loss on Asset Sales	(93)	(2)	2
Other (Income) Expense, excluding royalty income(a)	146	36	33

Pro forma Adjusted EBITDA	$2,010	$373	$421

(a)

Other (income) expense excludes royalty income and includes non-service related pension and other post-retirement benefits cost, financing fees and financial instruments expense, net foreign currency exchange (gains) losses, interest income, general and product liability expense – discontinued products and miscellaneous (income) expense. For details regarding the components of other (income) expense, please see Note 5 to the financial statements in the 2024 Form 10-K, Notes 2 and 5 to the financial statements in the Q1 2025 Form 10-Q and Note 3 to the financial statements in the Current Report on Form 8-K filed on May 29, 2025.

RISK FACTORS

Any investment in the Notes involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in and incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to purchase the Notes. In particular, you should carefully consider the matters discussed under “Item 1A. Risk Factors” in our 2024 Form 10-K, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties described below or incorporated by reference herein are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the risks described below or in documents incorporated by reference herein actually occur, our business, results of operations, financial condition or liquidity could be materially adversely affected. In that event, the trading price of the Notes could decline, and you may lose all or part of your investment in the Notes. The risks described below or in documents incorporated by reference herein also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Information—Safe Harbor Statement.”

Risks Related to the Notes

The Notes and the Guarantees are effectively subordinated to all of the existing and future secured debt of The Goodyear Tire & Rubber Company and the Subsidiary Guarantors. They are also structurally subordinated to all indebtedness and other obligations of the Non-Guarantor Subsidiaries.

The Notes and the Guarantees constitute senior unsecured obligations of The Goodyear Tire & Rubber Company and the Subsidiary Guarantors. As a result, the Notes and the Guarantees are effectively subordinated to all of the existing and future secured debt of The Goodyear Tire & Rubber Company and the Subsidiary Guarantors, in each case to the extent of the value of the collateral securing such debt. In the event of any liquidation, dissolution, bankruptcy, reorganization or other similar proceeding of The Goodyear Tire & Rubber Company or any of the Subsidiary Guarantors, the assets of The Goodyear Tire & Rubber Company or such Subsidiary Guarantor will be available to pay obligations on the Notes only after all secured debt of The Goodyear Tire & Rubber Company or such Subsidiary Guarantor has been paid in full. There may be no assets remaining after the claims of the lenders of such secured debt have been satisfied in full.

The Notes and the Guarantees are structurally subordinated to all of the existing and future debt and other liabilities, including trade payables, of the Non-Guarantor Subsidiaries. The Non-Guarantor Subsidiaries will have no obligation, contingent or otherwise, to pay amounts due under the Notes or to make funds available to pay those amounts. Certain Non-Guarantor Subsidiaries are limited in their ability to remit funds to us by means of dividends, advances or loans due to required foreign government and/or currency exchange board approvals or limitations in credit agreements or other debt instruments of those subsidiaries.

As of March 31, 2025 and December 31, 2024, The Goodyear Tire & Rubber Company and the Subsidiary Guarantors had total assets of approximately $14.7 billion and $14.2 billion, respectively (including receivables due from Non-Guarantor Subsidiaries of approximately $1.8 billion and $1.8 billion, respectively). As of March 31, 2025 and December 31, 2024, the Non-Guarantor Subsidiaries had total assets of approximately $8.8 billion and $8.5 billion, respectively.

For the three months ended March 31, 2025, The Goodyear Tire & Rubber Company and the Subsidiary Guarantors generated net sales of approximately $2.3 billion and Goodyear net loss of approximately $27 million, and for the year ended December 31, 2025, The Goodyear Tire & Rubber Company and the Subsidiary Guarantors generated net sales of approximately $10.4 billion and Goodyear net income of approximately $26 million. For the three months ended March 31, 2025, the Non-Guarantor Subsidiaries generated net sales of approximately $2.7 billion and Goodyear net income of approximately $116 million, and for the year ended December 31, 2024, the Non-Guarantor Subsidiaries generated net sales of approximately $11.2 billion and Goodyear net income of approximately $83 million.

The above summarized financial information as of and for the three months ended March 31, 2025 and as of and for the year ended December 31, 2024 for The Goodyear Tire & Rubber Company and the Subsidiary Guarantors is presented on a combined basis after elimination of (i) intercompany transactions and balances among The Goodyear Tire & Rubber Company and the Subsidiary Guarantors and (ii) equity in earnings from and investments in any Non-Guarantor Subsidiary. The above summarized financial information as of and for the three months ended March 31, 2025 and as of and for the year ended December 31, 2024 for the Non-Guarantor Subsidiaries is presented on a combined basis after elimination of intercompany transactions and balances among the Non-Guarantor Subsidiaries. The above summarized financial information does not eliminate intercompany transactions and balances among the Subsidiary Guarantors and the Non-Guarantor Subsidiaries.

Please refer to Management’s Discussion and Analysis of Financial Condition and Results of Operations – Supplemental Guarantor Financial Information in our Q1 2025 Form 10-Q, where we present summarized financial information as of and for the three months ended March 31, 2025 and as of and for the year ended December 31, 2024 for The Goodyear Tire & Rubber Company and the Subsidiary Guarantors.

As of March 31, 2025, there was outstanding:

•	approximately $5.8 billion of senior indebtedness of the Company, of which approximately $1.4 billion was secured (exclusive of unused commitments under its credit agreements);

•	approximately $5.9 billion of senior indebtedness of the Subsidiary Guarantors, including guarantees of indebtedness of the Company, of which approximately $1.4 billion was secured; and

•	approximately $1.9 billion of total indebtedness of the Non-Guarantor Subsidiaries (in each case, exclusive of unused commitments under their credit agreements).

Our corporate structure may materially adversely affect our ability to meet our obligations under the Notes.

A significant portion of our consolidated assets is held by our subsidiaries. We have manufacturing or sales operations in most countries in the world, often through subsidiary companies. Our cash flow and our ability to service our debt, including the Notes, depends on the results of operations of these subsidiaries and upon the ability of these subsidiaries to make distributions of cash to us, whether in the form of dividends, loans or otherwise. In recent years, our foreign subsidiaries have been a significant source of cash flow for our business. In certain countries where we operate, transfers of funds into or out of such countries are generally or periodically subject to various restrictive governmental regulations, and there may be adverse tax consequences to such transfers. In addition, our debt instruments in certain cases place limitations on the ability of our subsidiaries to make distributions of cash to us. While the indenture governing the Notes limits our ability to enter into agreements that restrict our ability to receive dividends and other distributions from our subsidiaries, these limitations are subject to a number of significant exceptions. For example, the indenture permits us to enter into agreements that restrict our ability to receive dividends and other distributions from our subsidiaries in connection with financing our foreign subsidiaries and also permits us to keep any such restrictions that exist in agreements we have in effect today. Furthermore, our subsidiaries are separate and distinct legal entities, and none of our subsidiaries, other than the Subsidiary Guarantors, have any obligation, contingent or otherwise, to make payments on the Notes or to make any funds available for that purpose.

A court could cancel the Guarantees of the Notes under fraudulent transfer law.

Although the Guarantees provide the holders of Notes with a direct unsecured claim against the assets of the Subsidiary Guarantors, under U.S. federal bankruptcy law and comparable provisions of U.S. state fraudulent transfer laws, in certain circumstances a court could cancel a Guarantee and order the return of any payments made thereunder to the Subsidiary Guarantor or to a fund for the benefit of its creditors.

A court might take these actions if it found, among other things, that when the Subsidiary Guarantors incurred the debt evidenced by their Guarantee (i) they received less than reasonably equivalent value or fair consideration for the incurrence of the debt and (ii) any one of the following conditions was satisfied:

•	the Subsidiary Guarantor was insolvent or rendered insolvent by reason of the incurrence;

•	the Subsidiary Guarantor was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	the Subsidiary Guarantor intended to incur, or believed (or reasonably should have believed) that it would incur, debts beyond its ability to pay as those debts matured.

In applying the above factors, a court would likely find that a Subsidiary Guarantor did not receive fair consideration or reasonably equivalent value for its Guarantee, except to the extent that it benefited directly or indirectly from the issuance of the Notes. The determination of whether a guarantor was or was not rendered “insolvent” when it entered into its guarantee will vary depending on the law of the jurisdiction being applied. Generally, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its assets at a fair valuation or if the present fair salable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts, including contingent or unliquidated debts, as they mature.

If a court canceled a Guarantee, the holders of Notes would no longer have a claim against that Subsidiary Guarantor or its assets. The assets of The Goodyear Tire & Rubber Company and the assets of the remaining Subsidiary Guarantors may not be sufficient to pay the amount then due under the Notes.

Under Canadian federal bankruptcy and insolvency laws and comparable provincial laws on preferences, fraudulent conveyances or other challengeable or voidable transactions, the Guarantees could be challenged as a preference, fraudulent conveyance, transfer at undervalue or other challengeable or voidable transaction. The test to be applied varies among the different pieces of legislation, but as a general matter these types of challenges may arise in circumstances where:

•	such action was intended to defeat, hinder, delay, defraud or prejudice creditors or others;

•

such action was taken within a specified period of time prior to the commencement of proceedings under Canadian bankruptcy, insolvency or restructuring legislation in respect of a Subsidiary Guarantor, the consideration received by the Subsidiary Guarantor was conspicuously less than the fair market value of the consideration given, and the Subsidiary Guarantor was insolvent or rendered insolvent by such action and (in some circumstances, or) such action was intended to defraud, defeat or delay a creditor;

•

such action was taken within a specified period of time prior to the commencement of proceedings under Canadian bankruptcy, insolvency or restructuring legislation in respect of a Subsidiary Guarantor and such action was taken, or is deemed to have been taken, with a view to giving a creditor a preference over other creditors or, in some circumstances, had the effect of giving a creditor a preference over other creditors; or

•

a Subsidiary Guarantor is found to have acted in a manner that was oppressive, unfairly prejudicial to or unfairly disregarded the interests of any shareholder, creditor, director, officer or other interested party.

In addition, in certain insolvency proceedings a Canadian court may subordinate claims in respect of the Guarantees to other claims against a Subsidiary Guarantor under the principle of equitable subordination if the court determines that (1) the holder of Notes engaged in some type of inequitable or improper conduct, (2) the inequitable or improper conduct resulted in injury to other creditors or conferred an unfair advantage upon the holder of Notes and (3) equitable subordination is not inconsistent with the provisions of the relevant solvency statute.

The indenture governing the Notes will not include many of the covenants typically associated with comparably rated debt securities.

Although the Notes are expected to be rated below investment grade at the time of this offering by S&P, Moody’s and Fitch, they lack the protection for holders of a number of restrictive covenants typically associated with comparably rated public debt securities, including limitations on the incurrence of additional indebtedness, payment of dividends and other restricted payments, sale of assets and the use of proceeds therefrom, transactions with affiliates, and dividend and other payment restrictions affecting subsidiaries.

The indenture governing the Notes will contain limited covenants, including those restricting our ability and certain of our subsidiaries’ ability to incur certain liens and to enter into certain sale/leaseback transactions. The limitation on liens and limitation on sale/leaseback transactions covenants will contain exceptions that will allow us and our subsidiaries to incur liens with respect to certain material assets. See “Description of Notes—Certain Covenants.” In light of these exceptions, holders of the Notes may be structurally or effectively subordinated to new lenders. In addition, the covenants will not limit our ability to repurchase stock or pay dividends.

Despite the level of our indebtedness, we may still incur significantly more indebtedness. This could further increase the risks associated with our indebtedness.

Despite our current level of indebtedness, we and our subsidiaries may be able to incur significant additional indebtedness, including secured indebtedness, in the future. As of March 31, 2025, we had $2,623 million of unused availability under our various credit agreements. The terms of the indenture governing the Notes limit our ability to incur additional debt (including certain secured debt without also securing the Notes), to issue redeemable preferred stock and to enter into certain sale/leaseback transactions. However, these limitations are subject to numerous exceptions. See “Description of Notes—Certain Covenants.” If new indebtedness is added to our and our subsidiaries’ current debt levels, the related risks that we face would be increased, and we may not be able to meet all our debt obligations, including repayment of the Notes, in whole or in part.

If the Notes are assigned an investment grade rating at any time by at least two of Moody’s, S&P and Fitch, the covenant contained in the indenture regarding future Subsidiary Guarantors will be suspended with respect to such Notes, and in addition we may elect to suspend the Guarantees with respect to such Notes.

The indenture governing the Notes contains a covenant requiring certain subsidiaries of The Goodyear Tire & Rubber Company to become Subsidiary Guarantors in the future and such covenant will be suspended and cease to have any effect from and after the first date when the Notes are rated investment grade by at least two of Moody’s, S&P and Fitch and no default or event of default has occurred and is continuing with respect to such Notes. See “Description of Notes—Subsidiary Guarantees.” In addition, if the Notes are assigned an investment grade rating at any time by at least two of Moody’s, S&P and Fitch and no default or event of default has occurred and is continuing with respect to such Notes, we may elect to suspend the Guarantees in existence at that time. See “Description of Notes—Subsidiary Guarantees.” If after the covenant regarding future Subsidiary Guarantors is suspended or after we elect to suspend the Guarantees in existence at that time with respect to such Notes, both (i) a ratings downgrade results in at least two of Moody’s, S&P and Fitch assigning a non-investment grade rating to such Notes, and (ii) the terms of any other debt securities of The Goodyear Tire & Rubber Company or any of its subsidiaries in an aggregate principal amount of greater than $100 million then outstanding include a future subsidiary guarantors covenant (that is substantially the same as the covenant described under “Description of Notes—Certain Covenants—Future Subsidiary Guarantors”) that was previously suspended and that has become applicable upon a substantially concurrent reversion as a result of substantially the same ratings downgrade with respect to such debt securities, then the covenant regarding future Subsidiary Guarantors and the Guarantees would be reinstated with respect to such Note and the holders of such Notes would again have the protection of such covenant and the benefit of the Guarantees.

We may not have the ability to raise the funds necessary to finance a change of control offer required by the indenture governing the Notes, and holders may be unable to require us to repurchase the Notes in certain circumstances.

Upon the occurrence of a change of control triggering event as described in the indenture governing the Notes, we will be required to offer to repurchase all of the Notes then outstanding at 101% of the principal amount, plus accrued and unpaid interest, to the date of repurchase. A change of control triggering event, and certain other change of control events that do not constitute a change of control triggering event and would not require us to offer to repurchase the Notes, may also accelerate our obligations to repay amounts outstanding under our credit agreements and require us (or our subsidiaries) to make a similar offer to purchase our 4.875% Senior Notes due 2027, our 5.000% Senior Notes due 2029, our 5.250% Senior Notes due April 2031, our 5.250% Senior Notes due July 2031, our 5.625% Senior Notes due 2033 and the 2.750% Senior Notes due 2028 of Goodyear Europe B.V. (“GEBV”), which we guarantee. Any of our future debt agreements may contain a similar provision. We may not have sufficient assets or be able to obtain sufficient third-party financing on favorable terms to satisfy all of our obligations under the Notes and our other current and future debt agreements upon the occurrence of a change of control triggering event or a change of control as defined in such other debt agreements.

Under the terms of our existing credit agreements, a change of control triggering event, and certain other change of control events that do not constitute a change of control triggering event and would not require us to offer to repurchase the Notes, will result in an event of default. Any future credit agreements or other agreements or instruments relating to indebtedness to which we become a party may contain restrictions on our ability to offer to repurchase the Notes in connection with a change of control triggering event. In the event a change of control triggering event occurs at a time when we are prohibited from offering to purchase the Notes, we could attempt to obtain the consent of the lenders under those agreements or attempt to refinance the related indebtedness, but we may not be successful.

Your right to require us to repurchase the Notes is limited.

The holders of Notes have limited rights to require us to repurchase the Notes in the event of a takeover, recapitalization or similar restructuring, including a recapitalization or similar transaction with management or any change of control that is not accompanied by a rating event as described in the indenture governing the Notes. Consequently, the change of control triggering event provisions of the indenture governing the Notes will not afford any protection in a highly leveraged transaction, including a transaction initiated by us, if such transaction does not result in the occurrence of a change of control triggering event or otherwise result in an event of default under the indenture. Accordingly, the change of control triggering event provisions of the indenture are likely to be of limited effect in such situations.

Your ability to transfer the Notes may be limited by the absence of an active trading market, which may not develop for the Notes.

The Notes will constitute a new issue of securities with no established trading market, and we do not intend to list them on any securities exchange. Although the underwriters have advised us that they currently intend to make a market in the Notes, they are not obligated to do so and may discontinue their market-making activities at any time without notice. As a result, the market price of the Notes could be adversely affected. We cannot give you any assurance as to:

•	the liquidity of any trading market that may develop for the Notes;

•	the ability of holders to sell their Notes; or

•	the price at which holders would be able to sell their Notes.

Even if a trading market develops, the Notes may trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including:

•	prevailing interest rates;

•	the number of holders of the Notes;

•	the interest of securities dealers in making a market for the Notes;

•	the market for similar Notes; and

•	our operating performance and financial condition.

Moreover, the market for non-investment grade debt has historically been subject to disruptions that have caused volatility in prices. It is possible that the market for the Notes will be subject to disruptions and, regardless of our prospects or performance, any disruption may have a negative effect on you as a holder of the Notes.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $493 million. We intend to use the net proceeds from this offering, together with our current cash and cash equivalents, to redeem in full our remaining 5% Senior Notes due 2026 at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the redemption date. Currently, $900,000,000 in aggregate principal amount of the 2026 Notes are outstanding. On May 29, 2025, we issued an irrevocable notice of redemption for the Concurrent Partial Redemption. The redemption date for the Concurrent Partial Redemption is June 30, 2025.

Certain underwriters or their respective affiliates hold positions in the 2026 Notes and therefore may receive a portion of the proceeds from this offering as a result of the redemption of the 2026 Notes. See “Underwriting.”

This prospectus supplement is not a notice of redemption with respect to any of the 2026 Notes.

CAPITALIZATION

The following table shows our cash and cash equivalents and our consolidated historical capitalization as of March 31, 2025:

•	on an actual basis; and

•

on an as-adjusted basis to give effect to (i) the receipt of $675 million in cash proceeds for use in debt reduction in connection with the Dunlop Brand Disposition on May 7, 2025 and the use of $400 million of the proceeds of such disposition to fund the Concurrent Partial Redemption and (ii) the issuance and sale of the Notes and the use of proceeds therefrom as described under “Use of Proceeds.”

No adjustments have been made to reflect normal course operations by us, or, except as noted above, other developments with our business, after March 31, 2025. Moreover, the as-adjusted information provided below is not necessarily indicative of our actual cash position or capitalization at any date subsequent to March 31, 2025. This table should be read in conjunction with our consolidated financial statements, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	March 31, 2025
(in millions)	Actual	As Adjusted(1)
Cash and Cash Equivalents	$902	$1,170

Total Debt:
Credit Facilities:
First Lien Revolving Credit Facility Due 2030(2)	1,430	1,430
European Revolving Credit Facility Due 2028(3)	194	194
Pan-European Accounts Receivable Facility	130	130
Notes:
5% Senior Notes Due 2026(1)	900	—
4.875% Senior Notes Due 2027	700	700
7.625% Senior Notes Due 2027	124	124
7% Senior Notes Due 2028	150	150
2.75% GEBV Notes Due 2028	432	432
5% Senior Notes Due 2029	850	850
% Senior Notes Due 2030 offered hereby	—	500
5.25% Senior Notes Due April 2031	550	550
5.25% Senior Notes Due July 2031	600	600
5.625% Senior Notes Due 2033	450	450
Mexican Credit Facility	200	200
Chinese Credit Facilities	165	165
Other Foreign and Domestic Debt	491	491
Notes Payable and Overdrafts	436	436
Unamortized Deferred Financing Fees	(26)	(31)
Finance Lease Obligations	262	262

Total Debt(4)	8,038	7,633

Goodyear Shareholders’ Equity	4,930	4,920
Minority Shareholders’ Equity—Non-Redeemable	156	156

Total Debt and Shareholders’ Equity	$13,124	$12,709

(1)

The As Adjusted column reflects the (i) receipt of $675 million of Dunlop Brand Disposition proceeds allocated for debt repayment, (ii) application of $400 million of the cash proceeds of the Dunlop brand disposition for the Concurrent Partial Redemption and (iii) the application of the net proceeds of the offering and $7 million of cash and cash equivalents to redeem the $500 million outstanding principal amount of the 2026 Notes.
(2)	Excludes $1 million in outstanding letters of credit as of March 31, 2025. The remaining availability at that date was $1,272 million.
(3)	There were no letters of credit outstanding as of March 31, 2025. The remaining availability at that date was $670 million.
(4)	Excludes $217 million in outstanding letters of credit as of March 31, 2025, issued under bilateral letter of credit agreements.

DESCRIPTION OF OTHER INDEBTEDNESS

$2.75 billion Amended and Restated First Lien Revolving Credit Facility due 2030

Our amended and restated first lien revolving credit facility is available in the form of loans or letters of credit. Up to $800 million in letters of credit and $50 million of swingline loans are available for issuance under the facility. Subject to the consent of the lenders whose commitments are to be increased, we may request that the facility be increased by up to $250 million. Based on our current liquidity, amounts drawn under this facility bear interest at SOFR plus 125 basis points.

Our obligations under the facility are guaranteed by most of our wholly owned U.S. and Canadian subsidiaries. Our obligations under the facility and our subsidiaries’ obligations under the related guarantees are secured by first priority security interests in collateral that includes, subject to certain exceptions:

•	U.S. and Canadian accounts receivable and inventory;

•	certain of our U.S. manufacturing facilities;

•	equity interests in our U.S. subsidiaries and up to 65% of the voting equity interests in most of our directly owned foreign subsidiaries; and

•	substantially all other tangible and intangible assets, including equipment, contract rights and intellectual property.

Availability under the facility is subject to a borrowing base, which is based on (i) eligible accounts receivable and inventory of The Goodyear Tire & Rubber Company and certain of its U.S. and Canadian subsidiaries, after adjusting for customary factors that are subject to modification from time to time by the administrative agent or the majority lenders at their discretion (not to be exercised unreasonably), (ii) the greater of 50% of the appraised value, if any, of our principal trademarks or $400 million, (iii) the value of eligible machinery and equipment, and (iv) certain cash in an amount not to exceed $275 million. Modifications are based on the results of periodic collateral and borrowing base evaluations and appraisals. To the extent that our eligible accounts receivable, inventory and other components of the borrowing base decline in value, our borrowing base will decrease and the availability under the facility may decrease below $2.75 billion. In addition, if the amount of outstanding borrowings and letters of credit under the facility exceeds the borrowing base, we are required to prepay borrowings and/or cash collateralize letters of credit sufficient to eliminate the excess. As of March 31, 2025, our borrowing base, and therefore our availability, under this facility was $47 million below the facility’s stated amount of $2.75 billion.

The facility contains covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to (i) incur additional debt or issue redeemable preferred stock, (ii) pay dividends, repurchase shares or make certain other restricted payments or investments, (iii) incur liens, (iv) sell assets, (v) incur restrictions on the ability of our subsidiaries to pay dividends or to make other payments to us, (vi) enter into affiliate transactions, (vii) engage in sale and leaseback transactions, and (viii) consolidate, merge, sell or otherwise dispose of all or substantially all of our assets. These covenants are subject to significant exceptions and qualifications. In addition, in the event that the availability under the facility plus the aggregate amount of our Available Cash is less than $275 million, we will not be permitted to allow our ratio of EBITDA to Consolidated Interest Expense to be less than 2.0 to 1.0 for any period of four consecutive fiscal quarters. “Available Cash,” “EBITDA” and “Consolidated Interest Expense” have the meanings given them in the facility.

The facility has customary representations and warranties including, as a condition to borrowing, that all such representations and warranties are true and correct, in all material respects, on the date of the borrowing, including representations as to no material adverse change in our business or financial condition since December 31, 2024. The facility also has customary defaults, including a cross-default to material indebtedness of Goodyear and our subsidiaries.

If Available Cash (as defined in the facility) plus the average quarterly availability under the facility is greater than 25% of the total commitments under the facility, amounts drawn under the facility will bear interest, at our option, at (i) 125 basis points over SOFR or (ii) 25 basis points over an alternative base rate (the higher of (a) the prime rate, (b) the federal funds effective rate or the overnight bank funding rate plus 50 basis points or (c) SOFR plus 100 basis points). If Available Cash plus the average quarterly availability under the facility is equal to or less than 25% of the total commitments under the facility, then amounts drawn under the facility will bear interest, at our option, at (i) 150 basis points over SOFR or (ii) 50 basis points over an alternative base rate. Undrawn amounts under the facility will be subject to an annual commitment fee of 25 basis points.

At March 31, 2025, we had $1,430 million of borrowings and $1 million of letters of credit issued under the revolving credit facility. At December 31, 2024, we had $700 million of borrowings and $1 million of letters of credit issued under the revolving credit facility.

€800 million Amended and Restated Senior Secured European Revolving Credit Facility due 2028

Our amended and restated European revolving credit facility consists of (i) a €180 million German tranche that is available only to Goodyear Germany GmbH and (ii) a €620 million all-borrower tranche that is available to GEBV, Goodyear Germany GmbH and Goodyear Operations S.A. Up to €175 million of swingline loans and €75 million in letters of credit are available for issuance under the all-borrower tranche. Subject to the consent of the lenders whose commitments are to be increased, we may request that the facility be increased by up to €200 million. Amounts drawn under this facility will bear interest at SOFR plus 150 basis points for loans denominated in U.S. dollars, EURIBOR plus 150 basis points for loans denominated in euros, and SONIA plus 150 basis points for loans denominated in pounds sterling. Undrawn amounts under the facility are subject to an annual commitment fee of 25 basis points.

GEBV and certain of its subsidiaries in the United Kingdom, Luxembourg, France and Germany provide guarantees to support the facility. GEBV’s obligations under the facility and the obligations of its subsidiaries under the related guarantees are secured by security interests in collateral that includes, subject to certain exceptions:

•	the capital stock of the principal subsidiaries of GEBV; and

•

a substantial portion of the tangible and intangible assets of GEBV and certain of its subsidiaries in the United Kingdom, Luxembourg, France and Germany, including real property, equipment, inventory, contract rights, intercompany receivables and cash accounts, but excluding accounts receivable and certain cash accounts in subsidiaries that are or may become parties to securitization or factoring transactions.

The German guarantors secure the German tranche on a first-lien basis and the all-borrower tranche on a second-lien basis. GEBV and its other subsidiaries that provide guarantees secure the all-borrower tranche on a first-lien basis and generally do not provide collateral support for the German tranche. The Company and its U.S. and Canadian subsidiaries that guarantee our U.S. first lien revolving credit facility described above also provide unsecured guarantees in support of the facility.

The facility contains covenants similar to those in our first lien revolving credit facility, with additional limitations applicable to GEBV and its subsidiaries. In addition, under the facility, GEBV’s ratio of Consolidated Net GEBV Indebtedness to Consolidated GEBV EBITDA for a period of four consecutive fiscal quarters is not permitted to be greater than 3.0 to 1.0 at the end of any fiscal quarter. “Consolidated Net GEBV Indebtedness” and “Consolidated GEBV EBITDA” have the meanings given them in the facility.

The facility has customary representations and warranties including, as a condition to borrowing, that all such representations and warranties are true and correct, in all material respects, on the date of the borrowing, including representations as to no material adverse change in our business or financial condition since December 31, 2021. The facility also has customary defaults, including a cross-default to material indebtedness of Goodyear and our subsidiaries.

At March 31, 2025, there were $194 million (€180 million) of borrowings outstanding under the German tranche, no borrowings outstanding under the all-borrower tranche and no letters of credit outstanding under the European revolving credit facility. At December 31, 2024, we had no borrowings and no letters of credit outstanding under the European revolving credit facility.

Accounts Receivable Securitization Facilities (On-Balance Sheet)

GEBV and certain other of our European subsidiaries are parties to a pan-European accounts receivable securitization facility that expires in 2027. The terms of the facility provide the flexibility to designate annually the maximum amount of funding available under the facility in an amount of not less than €30 million and not more than €450 million. For the period from October 19, 2023 through October 16, 2024, the designated maximum amount of the facility was €300 million. For the period from October 17, 2024 through October 16, 2025, the designated maximum amount of the facility will remain €300 million.

The facility involves an ongoing daily sale of substantially all of the trade accounts receivable of certain GEBV subsidiaries. These subsidiaries retain servicing responsibilities. Utilization under this facility is based on eligible receivable balances.

The funding commitments under the facility will expire upon the earliest to occur of: (a) October 19, 2027, (b) the non-renewal and expiration (without substitution) of all of the back-up liquidity commitments, (c) the early termination of the facility according to its terms (generally upon an Early Amortisation Event (as defined in the facility), which includes, among other things, events similar to the events of default under our first lien revolving credit facility; certain tax law changes; or certain changes to law, regulation or accounting standards), or (d) our request for early termination of the facility. The facility’s current back-up liquidity commitments will expire on October 16, 2025.

At March 31, 2025, the amounts available and utilized under this program totaled $130 million (€120 million). At December 31, 2024, the amounts available and utilized under this program totaled $227 million (€218 million). The program does not qualify for sale accounting, and accordingly, these amounts are included in Long Term Debt and Finance Leases.

Accounts Receivable Factoring Facilities (Off-Balance Sheet)

We have sold certain of our trade receivables under off-balance sheet programs. For these programs, we have concluded that there is generally no risk of loss to us from non-payment of the sold receivables. At March 31, 2025, the gross amount of receivables sold was $771 million, compared to $773 million at December 31, 2024.

Supplier Financing

We have entered into supplier finance programs with several financial institutions. Under these programs, the financial institutions act as our paying agents with respect to accounts payable due to our suppliers. We agree to pay the financial institutions the stated amount of the confirmed invoices from the designated suppliers on the original due dates of the invoices. Invoice payment terms can be up to 120 days based on industry norms for the specific item purchased. We do not pay any fees to the financial institutions and we do not pledge any assets as security or provide other forms of guarantees for these programs. These programs allow our suppliers to sell their receivables to the financial institutions at the sole discretion of the suppliers and the financial institutions on terms that are negotiated among them. We are not always notified when our suppliers sell receivables under these programs. Our obligations to our suppliers, including the amounts due and scheduled payment dates, are not impacted by our suppliers’ decisions to sell their receivables under these programs. The amounts available under these programs were $825 million and $775 million at March 31, 2025 and December 31, 2024, respectively. The amounts confirmed to the financial institutions were $682 million and $604 million at March 31, 2025 and December 31, 2024, respectively, and are included in Accounts Payable - Trade in our consolidated balance sheets appearing in our Q1 2025 Form 10-Q and 2024 Form 10-K, respectively.

Other Foreign Credit Facilities

A Mexican subsidiary and a U.S. subsidiary have a revolving credit facility in Mexico. At March 31, 2025 and December 31, 2024, the amounts available and utilized under this facility were $200 million. The facility has covenants relating to the Mexican and U.S. subsidiaries, and has customary representations and warranties and default provisions relating to the Mexican and U.S. subsidiaries’ ability to perform their respective obligations under the facility. The facility matures on November 22, 2026.

Our Chinese subsidiaries have several financing arrangements in China. At March 31, 2025, the amount utilized under these facilities was $331 million, of which $64 million represented notes payable, $165 million represented long term debt and $102 million represented letters of credit, bank acceptances and other utilization. At December 31, 2024, the amount utilized under these facilities was $317 million, of which $66 million represented notes payable, $147 million represented long term debt and $104 million represented letters of credit, bank acceptances and other utilization. Certain of these facilities can only be used to finance the expansion of our manufacturing facilities in China and the unused amount available under these facilities was $31 million at both March 31, 2025 and December 31, 2024. These facilities contain covenants relating to these Chinese subsidiaries and have customary representations and warranties and defaults relating to these Chinese subsidiaries’ ability to perform their respective obligations under these facilities. These facilities are also available for other off-balance sheet utilization, such as letters of credit and bank acceptances.

Other Debt Securities

We have outstanding $900 million in aggregate principal amount of 5% Senior Notes due 2026. These notes are senior unsecured obligations and are guaranteed by our U.S. and Canadian subsidiaries that also guarantee our obligations under our U.S. first lien senior secured revolving credit facility described above. The terms of our indentures for these notes, among other things, limit our ability and the ability of certain of our subsidiaries to (i) incur additional debt or issue redeemable preferred stock, (ii) pay dividends, repurchase shares or make certain other restricted payments or investments, (iii) incur liens, (iv) sell assets, (v) incur restrictions on the ability of our subsidiaries to pay dividends or to make other payments to us, (vi) enter into affiliate transactions, (vii) engage in sale and leaseback transactions and (viii) consolidate, merge, sell or otherwise dispose of all or substantially all of our assets. These covenants are subject to significant exceptions and qualifications. For example, if these notes are assigned an investment grade rating by at least two of Moody’s, S&P and Fitch, and no default has occurred and is continuing, certain covenants will be suspended and we may elect to suspend the subsidiary guarantees. The indentures for these notes have customary defaults, including a cross-default to material indebtedness of Goodyear and our subsidiaries. On May 29, 2025, we issued an irrevocable notice of redemption for the Concurrent Partial Redemption. The redemption date for the Concurrent Partial Redemption is June 30, 2025.

We also have outstanding (i) $700 million in aggregate principal amount of 4.875% Senior Notes due 2027, (ii) $150 million in aggregate principal amount of 7% Notes due 2028, (iii) $850 million in aggregate principal amount of 5.000% Senior Notes due 2029, (iv) $550 million in aggregate principal amount of 5.250% Senior Notes due April 2031, (v) $600 million in aggregate principal amount of 5.250% Senior Notes due July 2031 and (vi) $450 million in aggregate principal amount of 5.625% Senior Notes due 2033. These notes are senior unsecured obligations and the 4.875% Senior Notes due 2027, 5.000% Senior Notes due 2029, 5.250% Senior Notes due April 2031, 5.250% Senior Notes due July 2031 and 5.625% Senior Notes due 2033 are guaranteed by our U.S. and Canadian subsidiaries that also guarantee our obligations under our U.S. first lien senior secured revolving credit facility described above. The terms of the indentures for these notes, among other things, limit our ability and the ability of certain of our subsidiaries to (i) incur certain liens, (ii) engage in sale and leaseback transactions and (iii) consolidate, merge, sell or otherwise dispose of all or substantially all of our assets. These covenants are subject to significant exceptions and qualifications.

We assumed our subsidiary Cooper Tire’s obligations under $117 million in aggregate principal amount of 7.625% Senior Notes due 2027. These notes also include a $19 million fair value step-up, which is being amortized against interest expense over the remaining life of the notes. Amortization since the acquisition of Cooper Tire was approximately $12 million as of December 31, 2024. These notes are senior unsecured obligations and will mature on March 15, 2027. These notes are not redeemable prior to maturity. The terms of the indenture for these notes, among other things, limit our ability and certain of our subsidiaries to (i) incur certain liens, (ii) enter into certain sale and leaseback transactions and (iii) consolidate, merge, sell or otherwise dispose of all or substantially all of their assets. These covenants are subject to significant exceptions and qualifications.

GEBV has outstanding €400 million in aggregate principal amount of 2.75% Senior Notes due 2028. These notes are senior unsecured obligations of GEBV and are guaranteed, on a senior unsecured basis, by The Goodyear Tire & Rubber Company and our U.S. and Canadian subsidiaries that also guarantee our obligations under our U.S. first lien senior secured revolving credit facility described above. The terms of the indenture for these notes, among other things, limit our ability and the ability of certain of our subsidiaries to (i) incur certain liens, (ii) engage in sale and leaseback transactions, and (iii) consolidate, merge, sell or otherwise dispose of all or substantially all of our assets. These covenants are subject to significant exceptions and qualifications.

DESCRIPTION OF NOTES

Definitions of certain terms used in this Description of Notes not otherwise defined herein may be found under the heading “Certain Definitions”. For purposes of this section, the term “Company” refers only to The Goodyear Tire & Rubber Company and not to any of its Subsidiaries; the terms “we”, “us” or “our” as used herein refer to The Goodyear Tire & Rubber Company and, where the context so requires, certain or all of its Subsidiaries. Certain of the Company’s Subsidiaries will guarantee the Notes (as defined below) and therefore will be subject to many of the provisions contained in this Description of Notes. Each Subsidiary of the Company which guarantees the Notes is referred to in this Description of Notes as a “Subsidiary Guarantor”. Each such guarantee is termed a “Subsidiary Guarantee”.

The Company will issue $500,000,000 in aggregate principal amount of    % Senior Notes due 2030 (the “Notes”) under the indenture, dated as of August 13, 2010 (the “Base Indenture”), among the Company, the Subsidiary Guarantors and the Trustee, as supplemented by a Twelfth Supplemental Indenture to be dated as of June  , 2025 (together with the Base Indenture, the “Indenture”), among the Company, the Subsidiary Guarantors and the Trustee. The Indenture contains provisions which define your rights under the Notes. In addition, the Indenture governs the obligations of the Company and of each Subsidiary Guarantor under the Notes. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA.

The following description is meant to be only a summary of the provisions of the Indenture that we consider material. It does not restate the terms of the Indenture in their entirety. We urge that you carefully read the Indenture because the Indenture, and not this description, governs your rights as Holders. You may request copies of the Indenture at our address set forth under the heading “Incorporation of Certain Documents by Reference”.

Overview of the Notes

The Notes:

•	will be senior unsecured obligations of the Company;

•	will be senior in right of payment to all future subordinated obligations of the Company; and

•	will be guaranteed by each Subsidiary Guarantor.

Principal, Maturity and Interest

We will issue the Notes initially in an aggregate principal amount of $500,000,000. The Notes will mature on July 15, 2030. The principal amount of the Notes will be payable at maturity. We will issue the Notes in fully registered form, without coupons, in denominations of $2,000 and any whole multiple of $1,000 in excess thereof.

Each Note we issue will bear interest at a rate of    % per annum beginning on June  , 2025 or from the most recent date to which interest has been paid or provided for. We will pay interest semiannually to Holders of record at the close of business on the January 1 or July 1 immediately preceding the interest payment date on January 15 and July 15 of each year. The first interest payment date will be January 15, 2026. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Indenture May be Used for Future Issuances

We may issue additional notes (“Additional Notes”) having identical terms and conditions to the Notes we are currently offering. Any Additional Notes with such identical terms and conditions will be part of the same issue as the Notes that we are currently offering, will vote on all matters with such Notes and (x) will be fungible with such Notes for tax purposes or (y) will be issued with a different CUSIP number and ISIN for such Additional Notes. We may also issue one or more other series of debt securities under the Base Indenture and subsequent supplemental indentures.

Paying Agent and Registrar

The Company will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”).

We will pay the principal of, premium, if any, and interest on the Notes at any office of ours or any agency designated by us. We have initially designated the corporate trust office of the Trustee to act as the Paying Agent of the Company in such matters. The location of the corporate trust office for payment on the Notes is Computershare Trust Company, N.A., 1505 Energy Park Drive, St. Paul, MN 55108, Attn: CCT Administrator for Goodyear. We, however, reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses or, with respect to global Notes, by wire transfer.

We have initially designated the corporate trust office of the Trustee to act as the Registrar and Holders may exchange or transfer their Notes at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of Notes. We, however, may require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

Optional Redemption

Except as set forth under this section, we may not redeem the Notes prior to July 15, 2027. On and after such date, we may redeem the Notes, in whole or in part, on not less than 15 nor more than 60 days’ prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on July 15 of the years set forth below:

Year	Redemption price
2027		%
2028		%
2029 and thereafter	100.000%

Prior to July 15, 2027, we may, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount of the Notes (calculated giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings, at a redemption price equal to    % of the principal amount thereof, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that:

(1) at least 65% of the original aggregate principal amount of the Notes (calculated giving effect to any issuance of Additional Notes) remains outstanding after giving effect to any such redemption; and

(2) any such redemption by the Company must be made within 180 days after the closing of such Equity Offering and must be made in accordance with certain procedures set forth in the Indenture.

In addition, prior to July 15, 2027, we may at our option redeem the Notes, in whole or in part, at a redemption price equal to 100% of the aggregate principal amount of the Notes to be redeemed, plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notices of redemption must be mailed by first-class mail to each Holder’s registered address (or with respect to global Notes, to the extent permitted or required by applicable DTC procedures or regulations, sent electronically), not less than 15 nor more than 60 days prior to the redemption date. The Indenture will provide that, with respect to any such redemption, we will notify the Trustee of the redemption amount after it is calculated by us and that the Trustee will not be responsible or liable to determine, verify, calculate or confirm such redemption price.

Any notice of optional redemption may be conditioned on the satisfaction of one or more conditions precedent. We will provide written notice to the Trustee prior to the close of business two Business Days prior to the redemption date (or such shorter period as may be acceptable to the Trustee) if any such redemption has been rescinded or delayed, and upon receipt the Trustee shall provide such notice to each Holder in the same manner in which the notice of redemption was given.

“Applicable Premium” means, with respect to a Note at any redemption date, the greater of (1) 1.00% of the principal amount of such Note and (2) the excess of (A) the present value at such redemption date of (i) the redemption price of such Note on July 15, 2027 (such redemption price being set forth in the table appearing above under the caption “Optional Redemption”), plus (ii) all required remaining scheduled interest payments due on such Note through July 15, 2027 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such Note on such redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities”, for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after July 15, 2027, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, in each case of (1) and (2), plus    %.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes from the redemption date to July 15, 2027 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of U.S. Dollar denominated corporate debt securities of a maturity most nearly equal to July 15, 2027.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (2) of the definition of “Adjusted Treasury Rate” is applicable, the average of three, or if not possible, such lesser number as is obtained by the Company, Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means one of the Reference Treasury Dealers selected by the Company.

“Reference Treasury Dealer” means Deutsche Bank Securities Inc. and its successors and assigns and two other nationally recognized investment banking firms selected by the Company that are primary U.S. Government Obligation securities dealers.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

Selection

If we partially redeem the Notes, the Trustee, subject to the procedures of DTC, will select the Notes to be redeemed on a pro rata basis, by lot or by any other method that complies with applicable legal and securities exchange requirements, if any, and that the Trustee shall deem to be fair and appropriate, although no Note less than $2,000 in original principal amount will be redeemed in part. If we redeem any Note in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof (or transferred by book entry) upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as we have deposited with the Paying Agent funds sufficient to pay the principal of the Notes to be redeemed, plus accrued and unpaid interest thereon.

Subsidiary Guarantees

The Subsidiary Guarantors, as primary obligors and not merely as sureties, will jointly and severally irrevocably and unconditionally Guarantee on a senior unsecured basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Subsidiary Guarantors being herein called the “Guaranteed Obligations”). Each of the Subsidiary Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Subsidiary Guarantees. Each Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Subsidiary Guarantor without rendering the Subsidiary Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. The Company will cause each Subsidiary (other than any Excluded Subsidiary) that enters into a Guarantee of any Indebtedness of the Company or of any Subsidiary Guarantor (provided, however, that the outstanding principal amount of such Indebtedness of the Company and of such Subsidiary Guarantors, in the aggregate, exceeds $100,000,000) to become a Subsidiary Guarantor in respect of the Notes and, if applicable, execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will Guarantee payment of the Notes. See “Certain Covenants—Future Subsidiary Guarantors” below.

Each Subsidiary Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations (subject to release as described below), (b) be binding upon each Subsidiary Guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns.

The Subsidiary Guarantee of a Subsidiary Guarantor will be released:

(1) upon the sale (including any sale pursuant to any exercise of remedies by a holder of Indebtedness of the Company or of such Subsidiary Guarantor) or other disposition (including by way of consolidation or merger) of such Subsidiary Guarantor;

(2) upon the sale or disposition of all or substantially all the assets of such Subsidiary Guarantor;

(3) upon such Subsidiary Guarantor becoming an Excluded Subsidiary;

(4) unless there is an existing Event of Default on the date the Subsidiary Guarantee would be released, at such time and for so long as such Subsidiary Guarantor does not Guarantee (other than a Guarantee that will be released upon the release of the applicable Subsidiary Guarantee) any Indebtedness of the Company or another Subsidiary Guarantor (other than Indebtedness of the Company or other Subsidiary Guarantors the outstanding principal amount of which, in the aggregate, does not exceed $100,000,000);

(5) at our election, during any Suspension Period if the Company provides an Officers’ Certificate to the Trustee stating that the Company elects to have such Subsidiary Guarantor released from its Subsidiary Guarantee; or

(6) if we exercise our legal defeasance option or our covenant defeasance option as described under “Defeasance” or if our obligations under the Indenture and the Notes are discharged in accordance with the terms of the Indenture;

provided, however, that in the case of clauses (1) and (2) above, (i) such sale or other disposition is made to a Person other than the Company or a Subsidiary of the Company and (ii) such sale or disposition is otherwise permitted by the Indenture.

The Trustee shall execute and deliver an appropriate instrument confirming the release of any such Subsidiary Guarantor upon request of the Company and upon delivery to the Trustee of an Officers’ Certificate and an Opinion of Counsel as provided in the Indenture.

Following the first day (the “Suspension Date”) that: (1) the Notes have an Investment Grade Rating from at least two of the Rating Agencies, and (2) no Default has occurred and is continuing under the Indenture with respect to the Notes, the Company and its Subsidiaries will not be subject to the covenant described under “Certain Covenants—Future Subsidiary Guarantors”. In addition, upon and following the Suspension Date, the Company may elect to suspend the Subsidiary Guarantees. In the event that the Company and its Subsidiaries are not subject to the covenant described under “Certain Covenants—Future Subsidiary Guarantors” for any period of time as a result of the foregoing and on any subsequent date (the “Reversion Date”) both (1) one or more of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating resulting in the Notes no longer having an Investment Grade Rating from at least two of the Rating Agencies and (2) the terms of any other debt securities of the Company or any of its Subsidiaries then outstanding include a future subsidiary guarantors covenant (that is substantially the same as the covenant described under “Certain Covenants—Future Subsidiary Guarantors”) that was previously suspended and that has become applicable upon a substantially concurrent reversion as a result of substantially the same ratings withdrawal or downgrade with respect to such debt securities (provided, however, that the aggregate principal amount then outstanding of such debt securities exceeds $100,000,000), then the Company and its Subsidiaries (other than Excluded Subsidiaries) shall thereafter again be subject to the covenant described under “Certain Covenants—Future Subsidiary Guarantors” with respect to future events and the Subsidiary Guarantees shall be reinstated (for the avoidance of doubt, it is understood and agreed that the “Future Subsidiary Guarantors” covenant in each of the 2017 Indenture, the 2021 April Indentures, the 2021 May Indentures and the 2021 Euro Indenture is substantially the same as the covenant described under “Certain Covenants—Future Subsidiary Guarantors”). The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period”. Notwithstanding that the “Future Subsidiary Guarantors” covenant may be reinstated, no default will be deemed to have occurred as a result of a failure to comply with such covenant during the Suspension Period.

Ranking

The Indebtedness evidenced by the Notes and the Subsidiary Guarantees is unsecured and ranks pari passu in right of payment to the senior indebtedness of the Company and the Subsidiary Guarantors, as the case may be. The Notes are guaranteed by the Subsidiary Guarantors.

The Notes and the Subsidiary Guarantees are unsecured obligations of the Company and the Subsidiary Guarantors. Secured debt and other secured obligations of the Company and the Subsidiary Guarantors (including any obligations with respect to the Credit Agreements) will be effectively senior to the Notes and the Subsidiary Guarantees, to the extent of the value of the assets securing such debt or other obligations.

The Notes are structurally subordinated to all of the existing and future debt and other liabilities, including trade payables, of our Subsidiaries that do not guarantee the Notes (the “Non-Guarantor Subsidiaries”). The Non-Guarantor Subsidiaries will have no obligation, contingent or otherwise, to pay amounts due under the Notes or to make funds available to pay those amounts.

As of March 31, 2025 and December 31, 2024, The Goodyear Tire & Rubber Company and the Subsidiary Guarantors had total assets of approximately $14.7 billion and $14.2 billion, respectively (in each case, including receivables due from Non-Guarantor Subsidiaries of approximately $1.8 billion). As of March 31, 2025 and December 31, 2024, the Non-Guarantor Subsidiaries had total assets of approximately $8.8 billion and $8.5 billion, respectively.

For the three months ended March 31, 2025, The Goodyear Tire & Rubber Company and the Subsidiary Guarantors generated net sales of approximately $2.3 billion and a Goodyear net loss of approximately $27 million, and for the year ended December 31, 2024, The Goodyear Tire & Rubber Company and the Subsidiary Guarantors generated net sales of approximately $10.4 billion and Goodyear net income of approximately $26 million. For the three months ended March 31, 2025, the Non-Guarantor Subsidiaries generated net sales of approximately $2.7 billion and Goodyear net income of approximately $116 million and for the year ended December 31, 2024, the Non-Guarantor Subsidiaries generated net sales of approximately $ 11.2 billion and Goodyear net income of approximately $83 million.

The above summarized financial information as of and for the quarter ended March 31, 2025 and as of and for the year ended December 31, 2024 for The Goodyear Tire & Rubber Company and the Subsidiary Guarantors is presented on a combined basis after elimination of (i) intercompany transactions and balances among The Goodyear Tire & Rubber Company and the Subsidiary Guarantors and (ii) equity in earnings from and investments in any Non-Guarantor Subsidiary. The above summarized financial information as of and for the quarter ended March 31, 2025 and as of and for the year ended December 31, 2024 for the Non-Guarantor Subsidiaries is presented on a combined basis after elimination of intercompany transactions and balances among the Non-Guarantor Subsidiaries. The above summarized financial information does not eliminate intercompany transactions and balances among the Subsidiary Guarantors and the Non-Guarantor Subsidiaries.

Please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Supplemental Guarantor Financial Information” in the Company’s Q1 2025 Form 10-Q, where the Company presents summarized financial information as of and for the quarter ended March 31, 2025 and as of and for the year ended December 31, 2024 for the Company and the Subsidiary Guarantors.

As of March 31, 2025, there was outstanding:

(1) approximately $5.8 billion of senior Indebtedness of the Company, of which approximately $1.4 billion was secured (exclusive of unused commitments under its credit agreements);

(2) approximately $5.9 billion of senior Indebtedness of the Subsidiary Guarantors, including guarantees of Indebtedness of the Company, of which approximately $1.4 billion was secured; and

(3) approximately $1.9 billion of total Indebtedness of the Non-Guarantor Subsidiaries (in each case, exclusive of unused commitments under their credit agreements).

The Indenture does not limit the Incurrence of Indebtedness by the Company or any of its Subsidiaries. The Company and its Subsidiaries may be able to Incur substantial amounts of additional Indebtedness in certain circumstances. Such Indebtedness may be senior indebtedness and, subject to certain limitations, may be secured. See “Certain Covenants—Limitation on Liens” below.

The Notes will rank equally in all respects with all other senior indebtedness of the Company. Unsecured indebtedness is not deemed to be subordinate or junior to secured indebtedness merely because it is unsecured.

Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event, each Holder will have the right to require the Company to purchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Change of Control” means the occurrence of any of the following:

(1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company; or

(3) the sale of all or substantially all the assets of the Company (as determined on a Consolidated basis) to another Person (other than to the Company and/or one or more of its Subsidiaries).

“Rating Event” means:

(1) if the Notes are rated below an Investment Grade Rating by each of the three Rating Agencies on the first day of the Trigger Period, the Notes are downgraded by at least one rating category (e.g., from BB+ to BB or Ba1 to Ba2) from the applicable rating of the Notes on the first day of the Trigger Period (and/or cease to be rated) by at least two of the Rating Agencies on any date during the Trigger Period;

(2) if the Notes are rated an Investment Grade Rating by each of the three Rating Agencies on the first day of the Trigger Period, the Notes are downgraded to below an Investment Grade Rating (i.e., below BBB- or Baa3) (and/or cease to be rated) by at least two of the Rating Agencies on any date during the Trigger Period; or

(3) if the Notes are not rated an Investment Grade Rating by each of the three Rating Agencies and are not rated below an Investment Grade Rating by each of the three Rating Agencies, in each case on the first day of the Trigger Period, and with respect to at least two of the Rating Agencies:

(A) if the Notes are rated an Investment Grade Rating by such Rating Agency on the first day of the Trigger Period, the Notes are downgraded to below an Investment Grade Rating (i.e., below BBB- or Baa3) (and/or cease to be rated) by such Rating Agency on any date during the Trigger Period, and

(B) if the Notes are not rated an Investment Grade Rating by such Rating Agency on the first day of the Trigger Period, the Notes are downgraded by at least one rating category (e.g., from BB+ to BB or Ba1 to Ba2) from the applicable rating of the Notes on the first day of the Trigger Period (and/or cease to be rated) by such Rating Agency on any date during the Trigger Period;

provided that a Rating Event otherwise arising by virtue of a particular downgrade in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agency making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the Company that the reduction was the result of the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Rating Event); provided, further, that, for purposes of clauses (1), (2) and (3) above, (i) in the event that one Rating Agency does not provide a rating of the Notes on the first day of the Trigger Period, such absence of rating shall not be treated as a downgrade in the rating of the Notes by such Rating Agency and shall instead be treated as an Investment Grade Rating of the Notes by such Rating Agency that is not downgraded during the Trigger Period and (ii) in the event that more than one Rating Agency does not provide a rating of the Notes on the first day of the Trigger Period, such absence of rating shall be treated as both a downgrade in the rating of the Notes by at least one rating category by such Rating Agencies and a downgrade that results in the Notes no longer having an Investment Grade Rating by such Rating Agencies for purposes of clauses (1), (2) and (3) above and shall not be subject to the immediately preceding proviso.

“Trigger Period” means the period commencing on the first public announcement by the Company of the occurrence of a Change of Control or of the Company’s intention to effect a Change of Control and continuing until the end of the 60-day period following public notice of the occurrence of such Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control but after public announcement of the transaction that constitutes or may constitute the Change of Control, the Company shall mail (or with respect to global Notes, to the extent permitted or required by applicable DTC procedures or regulations, send electronically) a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”), stating:

(1) that a Change of Control Triggering Event has occurred and that such Holder has the right to require the Company to purchase all or a portion of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control Triggering Event;

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed or sent) (the “Change of Control Payment Date”); and

(4) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased.

The notice of the Change of Control Offer, if mailed or sent prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this covenant applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. In addition, the Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if the Notes have been or are called for redemption by the Company prior to it being required to deliver notice of the Change of Control Offer, and thereafter redeems all Notes called for redemption in accordance with the terms set forth in the redemption notice for such redemption.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

The Change of Control Triggering Event purchase feature is a result of negotiations between the Company and the underwriters. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Liens” and “—Limitation on Sale/Leaseback Transactions”. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

The definition of Change of Control includes a phrase relating to the sale of “all or substantially all” the assets of the Company (as determined on a Consolidated basis). Although there is a developing body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder to require the Company to purchase its Notes as a result of a sale of less than all of the assets of the Company (as determined on a Consolidated basis) to another Person may be uncertain.

The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Credit Agreements. Future senior indebtedness of the Company may contain prohibitions of certain events which would constitute a Change of Control or require such senior indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to purchase the Notes could cause a default under such senior indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the Holders upon a purchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases.

The provisions under the Indenture relative to the Company’s obligation to make an offer to purchase the Notes as a result of a Change of Control Triggering Event may be waived or modified with the written consent of the Holders of at least a majority in principal amount of the Notes.

Certain Covenants

The Indenture contains covenants including, among others, those summarized below.

Limitation on Liens. The Company will not, and will not permit any Manufacturing Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any Principal Property or Capital Stock of a Manufacturing Subsidiary, whether owned at the Issue Date or thereafter acquired, which Initial Lien secures any Indebtedness for borrowed money, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

“Permitted Liens” shall consist of the following:

(1) Liens to secure U.S. Bank Indebtedness in an aggregate principal amount not to exceed $3.5 billion;

(2) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness for borrowed money) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(4) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(5) Liens in favor of issuers of surety or performance bonds or letters of credit, bank guarantees, bankers’ acceptances or similar credit transactions issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(6) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7) Liens securing Indebtedness for borrowed money Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person (including Finance Lease Obligations) and Refinancing Indebtedness in respect thereof; provided, however, that the Lien may not extend to any other property (other than accessions thereto, proceeds and products thereof and property related to the property being financed or through cross-collateralization of individual financings of equipment provided by the same lender) owned by such Person or any of its Subsidiaries at the time the Lien is Incurred, and the Indebtedness for borrowed money (other than any interest thereon) secured by the Lien may not be Incurred more than one year after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(8) Liens existing on the Issue Date (other than Liens referred to in the foregoing clause (1));

(9) Liens on property or shares of stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens do not extend to any other property owned by such Person or any of its Subsidiaries, except pursuant to after-acquired property clauses existing in the applicable agreements at the time such Person becomes a Subsidiary which do not extend to property transferred to such Person by the Company or a Manufacturing Subsidiary;

(10) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or any Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens do not extend to any other property owned by such Person or any of its Subsidiaries;

(11) Liens securing Indebtedness for borrowed money or other obligations of the Company or of a Subsidiary owing to the Company or to a Subsidiary of the Company;

(12) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness for borrowed money secured by any Lien referred to in the foregoing clauses (7), (8), (9) and (10); provided, however, that:

(A) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements, accessions, proceeds, dividends or distributions in respect thereof), and

(B) the Indebtedness for borrowed money secured by such Lien at such time is not increased to any amount greater than the sum of:

(i) the outstanding principal amount or, if greater, committed amount of the applicable Indebtedness for borrowed money secured by Liens described under clauses (7), (8), (9) or (10) hereof at the time the original Lien became a Permitted Lien under the Indenture; and

(ii) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancings;

(13) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(14) landlords’ liens on fixtures located on premises leased by the Company or any of its Subsidiaries in the ordinary course of business;

(15) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries; and

(16) other Liens to secure Indebtedness for borrowed money as long as the amount of outstanding Indebtedness for borrowed money secured by Liens Incurred pursuant to this clause (16), when aggregated with the amount of Attributable Debt outstanding and Incurred in reliance on clause (4) under “Certain Covenants—Limitation on Sale/Leaseback Transactions”, does not exceed 12.5% of Consolidated Net Tangible Assets at the time any such Lien is granted.

Any Lien created for the benefit of the Holders pursuant to the first paragraph of this covenant shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Limitation on Sale/Leaseback Transactions. The Company will not, and will not permit any Manufacturing Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any Principal Property owned on the Issue Date unless:

(1) the Company or such Manufacturing Subsidiary would be entitled as described in clauses (1) through (15) of the definition of “Permitted Liens”, without equally and ratably securing the Notes then outstanding under the Indenture, to Incur Indebtedness for borrowed money secured by a Lien on such Principal Property in the amount equal to the Attributable Debt arising from such Sale/Leaseback Transaction;

(2) the Company or such Manufacturing Subsidiary, within 360 days after the sale of such Principal Property in connection with which such Sale/Leaseback Transaction is completed, applies an amount equal to the net proceeds of the sale of such Principal Property to either (or a combination of) (i) the retirement of the Notes or other Funded Debt of the Company or a Subsidiary or (ii) the purchase of Additional Assets;

(3) the lease is for a period not in excess of three years; or

(4) the Attributable Debt of the Company and its Manufacturing Subsidiaries in respect of such Sale/ Leaseback Transaction and all other Sale/Leaseback Transactions entered into after the Issue Date (other than any such Sale/Leaseback Transaction as would be permitted as described in clauses (1) through (3) of this sentence), plus the aggregate principal amount of Indebtedness for borrowed money then outstanding secured by Liens on any Principal Property or Capital Stock of a Manufacturing Subsidiary (not including any such Indebtedness for borrowed money secured by Liens described in clauses (1) through (15) of the definition of “Permitted Liens”) which do not equally and ratably secure such outstanding Notes (or secure such outstanding Notes on a basis that is prior to other Indebtedness for borrowed money secured thereby), would not exceed 12.5% of Consolidated Net Tangible Assets.

Future Subsidiary Guarantors. The Company will cause each Subsidiary (other than any Excluded Subsidiary) that Guarantees any Indebtedness of the Company or of any Subsidiary Guarantor (provided, however, that the outstanding principal amount of such Indebtedness of the Company and of such Subsidiary Guarantors, in the aggregate, exceeds $100,000,000) to become a Subsidiary Guarantor in respect of the Notes and, if applicable, execute and deliver to the Trustee a supplemental indenture in the form set forth in the Indenture pursuant to which such Subsidiary will Guarantee payment of the Notes. Each Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Subsidiary Guarantor without rendering the Subsidiary Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. This covenant is subject to suspension. See “Subsidiary Guarantees” above.

The Company, at its option, may cause any Subsidiary of the Company to become a Subsidiary Guarantor of the Notes and if such Subsidiary is not otherwise required under the Indenture to provide a Subsidiary Guarantee, the Company, at its option, may cause any such Subsidiary Guarantee to be released, subject to applicable law.

SEC Reports. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC and provide the Trustee and Holders and prospective Holders (upon request) within 15 days after it files them with the SEC, copies of its annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. In addition, the Company shall furnish to the Trustee and the Holders, promptly upon their becoming available, copies of the annual report to shareholders and any other information provided by the Company to its public shareholders generally. The Company also will comply with the other provisions of Section 314(a) of the TIA.

Notwithstanding the foregoing, if the Company has filed the reports and information referred to in the preceding paragraph with the SEC via the EDGAR filing system (or any successor thereto) and such reports and information are publicly available, then the Company will be deemed to have provided and furnished such reports and information to the Trustee and the Holders in satisfaction of the requirements to “provide” and “furnish” such applicable reports or information as referred to in the preceding paragraph. Delivery of such reports, information and documents to the Trustee hereunder is for informational purposes only and the Trustee’s receipt of such reports, information and documents does not constitute actual or constructive notice or actual or constructive knowledge of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants under the Indenture or the Notes (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates delivered pursuant to the Indenture). The Trustee shall not be obligated to (i) monitor or confirm, on a continuing basis or otherwise, our compliance with our covenants under the Indenture or with respect to any reports or other documents filed by us with the SEC, the EDGAR filing system (or any successor thereto) or any website, or (ii) participate in any conference calls.

Merger and Consolidation

The Company will not, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets, in one or a series of related transactions, to any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

(2) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

(3) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, other than in the case of a lease, will be released from the obligation to pay the principal of and interest on the Notes.

In addition, the Company will not permit any Subsidiary Guarantor to, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets, in one or a series of related transactions, to any Person, unless:

(A) except in the case of a Subsidiary Guarantor (i) that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets or (ii) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, the resulting, surviving or transferee Person will be a corporation organized and existing under the laws of the United States of America, any state thereof, the District of Columbia or any other jurisdiction under which such Subsidiary Guarantor was organized, and such Person (if not such Subsidiary Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee;

(B) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

(C) the Company will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Notwithstanding the foregoing:

(A) any Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any Subsidiary Guarantor; and

(B) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction within the United States of America, any state thereof or the District of Columbia to realize tax or other benefits.

Defaults

Each of the following is an “Event of Default”:

(1) a default in any payment of interest on any Note when due and payable, and such default continues for 30 days;

(2) a default in the payment of principal of any Note when due and payable at its Stated Maturity, upon optional redemption or required repurchase, upon declaration of acceleration or otherwise;

(3) the failure by the Company or any Subsidiary Guarantor to comply with its obligations under the covenant described under “Merger and Consolidation” above;

(4) the failure by the Company to comply for 45 days after receipt of the notice as specified in the Indenture with any of its obligations under the covenant described under “Change of Control Triggering Event” above (other than a failure to purchase Notes);

(5) the failure by the Company or any Manufacturing Subsidiary to comply for 60 days after receipt of the notice as specified in the Indenture with its other agreements contained in the Indenture;

(6) the failure by the Company or any Manufacturing Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Company or a Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $150.0 million or its foreign currency equivalent;

(7) certain events of bankruptcy, insolvency or reorganization of the Company;

(8) the rendering of any final and nonappealable judgment or decree (not covered by insurance) for the payment of money in excess of $150.0 million or its foreign currency equivalent (treating any deductibles, self-insurance or retention as not so covered) against the Company or a Significant Subsidiary and such final judgment or decree remains outstanding and is not satisfied, discharged or waived within a period of 60 days following such judgment; or

(9) any Subsidiary Guarantee by any Subsidiary Guarantor that is a Significant Subsidiary or a group of Subsidiary Guarantors which collectively (as of the then most recent audited consolidated financial statements for the Company) would constitute a Significant Subsidiary, in each case ceases to be in full force and effect in all material respects (except as contemplated by the terms thereof) or any such Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor’s obligations under the Indenture or any Subsidiary Guarantee and such Default continues for 10 days after receipt of the notice as specified in the Indenture.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clauses (4), (5), (6), (8) or (9) will not constitute an Event of Default until the Trustee notifies the Company, or until the Holders of at least 25% in principal amount of the outstanding Notes notify the Company and the Trustee, of the default and in each case the Company or the Subsidiary, as applicable, does not cure such default within the time specified in clauses (4), (5), (6), (8) or (9) after receipt of such notice.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Company (and to the Trustee if given by Holders) may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of and accrued but unpaid interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of at least a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense, including by way of pre-funding. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the outstanding Notes have requested in writing that the Trustee pursue the remedy;

(3) such Holders have offered the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity; and

(5) the Holders of at least a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of at least a majority in principal amount of the outstanding Notes will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such Holders) or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses, liabilities and expenses caused by taking or not taking such action.

If a Default occurs and is continuing and is actually known to a Trust Officer, the Trustee must mail or deliver to each Holder notice of the Default within 90 days after it is actually known to a Trust Officer. Except in the case of a Default in the payment of principal of or interest on any Note (including payments pursuant to the redemption provisions of such Note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Company will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture (as it relates to the Notes) or the Notes may be amended with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class and any past default or compliance with any provisions with respect to the Notes may be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class. However, without the consent of each Holder of an outstanding Note affected thereby, no amendment with respect to the Notes may, among other things:

(1) reduce the amount of the Notes whose Holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce the principal of or extend the Stated Maturity of any Note;

(4) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “Optional Redemption” above;

(5) make any Note payable in money other than that stated in such Note;

(6) impair the right of any Holder of Notes to receive payment of principal of, and interest on, such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions; or

(8) make any change in, or release other than in accordance with the Indenture, any Subsidiary Guarantee that would adversely affect the Holders.

The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

Without the consent of any Holder, the Company, the Subsidiary Guarantors and the Trustee, as applicable, may amend the Indenture or the Notes to:

(1) cure any ambiguity, omission, defect or inconsistency, as set forth in an Officers’ Certificate;

(2) provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the Indenture in compliance with the provisions under “Merger and Consolidation”;

(3) provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that the uncertificated Notes are issued in registered form for Federal income tax purposes;

(4) add additional Guarantees with respect to the Notes or to confirm and evidence the release, termination or discharge of any Guarantee when such release, termination or discharge is permitted under the Indenture;

(5) add to the covenants of the Company for the benefit of the Holders of Notes or to surrender any right or power conferred upon the Company;

(6) make any change that does not adversely affect the rights of any Holder in any material respect, subject to the provisions of the Indenture, as set forth in an Officers’ Certificate;

(7) make any amendment to the provisions of the Indenture relating to the form, authentication, transfer and legending of Notes; provided, however, that

(A) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law, and

(B) such amendment does not materially affect the rights of Holders to transfer Notes;

(8) provide for the issuance of Additional Notes in accordance with the terms of the Indenture;

(9) comply with any requirement of the SEC in connection with qualifying, or maintaining the qualification of, the Indenture under the TIA;

(10) convey, transfer, assign, mortgage or pledge as security for the Notes any property or assets in accordance with the covenant described under “Certain Covenants—Limitation on Liens”; or

(11) conform any provision of the Indenture or the Notes to this “Description of Notes”.

After an amendment becomes effective, the Company is required to mail or send to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

The Trustee may, but shall not be required to, enter into any supplemental indenture or amendment that adversely affects its rights, duties, privileges, protections, powers, immunities, indemnities and limitations of liability under the Indenture.

Transfer and Exchange

A Holder will be able to transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company will not be required to make and the Registrar need not register transfers or exchanges of any Notes selected for redemption (except, in the case of Notes to be redeemed in part, the portion thereof not to be redeemed) or any Notes for a period of 15 days prior to a selection of Notes to be redeemed or any Notes for a period of 15 days prior to an interest payment date. The Notes will be issued in registered form and the Holder will be treated as the owner of such Note for all purposes. The transferor of any Note shall provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including, without limitation, any cost basis reporting obligations under Section 6045 of the Code. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

Satisfaction and Discharge

When (1) the Company delivers to the Trustee all outstanding Notes for cancellation or (2) all outstanding Notes have become due and payable, whether at maturity or on a redemption date as a result of the mailing or giving of notice of redemption and, in the case of clause (2), the Company irrevocably deposits with the Trustee funds or U.S. Government Obligations (or any combination thereof) sufficient (if U.S. Government Obligations are deposited, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent accountants expressed in a written certification thereof delivered to the Trustee) to pay at maturity or upon redemption all outstanding Notes, including premium, if any, and interest thereon to maturity or such redemption date, and if in any case the Company pays all other sums payable under the Indenture by the Company, then the Indenture shall, subject to certain exceptions, cease to be of further effect as it relates to the Notes.

Defeasance

The Company may, as described below, at any time terminate all its obligations under the Notes and the Indenture relating to the Notes (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a Registrar and Paying Agent in respect of the Notes.

In addition, the Company may, as described below, at any time terminate:

(1) the obligations under the covenants described under “Change of Control Triggering Event”, “Certain Covenants” and “Merger and Consolidation”, and

(2) the operation of clauses (3), (4), (5), (6), (8) and (9) under “Defaults” above (“covenant defeasance”).

In the event that the Company exercises its legal defeasance option or its covenant defeasance option with respect to the Notes, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5), (6), (8) or (9) under “Defaults” above.

In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, without consideration of any reinvestment of such principal and interest, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent accountants expressed in a written certification thereof delivered to the Trustee, to pay the principal of and interest in respect of the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

Computershare Trust Company, N.A., as successor to Wells Fargo Bank, N.A., as trustee, is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes. The Trustee and its affiliates have engaged, currently are engaged, and may in the future engage in financial or other transactions with the Company, the Subsidiary Guarantors and their and our affiliates in the ordinary course of their respective businesses, subject to the TIA. The Trustee, in each of its capacities, assumes no responsibility and will have no liability for the accuracy, correctness, adequacy, or completeness of the information concerning the Company or its affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance, correctness, adequacy, completeness, or accuracy of such information. The Trustee, in each of its capacities, will be entitled to those certain rights, benefits, privileges, protections, immunities, indemnities, and limitations of liability as more fully set forth in the Indenture. Neither the Trustee (in any of its capacities) nor any Paying Agent shall be responsible or liable for monitoring our rating status, making any request upon any Rating Agency, or determining whether any rating event based upon the rating of the Notes by any Rating Agency has occurred. Neither the Trustee (in any of its capacities) nor any Paying Agent shall be responsible or liable for determining whether any Change of Control Triggering Event has occurred and whether any Change of Control Offer with respect to the Notes is required.

The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise the rights and powers vested in it under the Indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs. The Indenture and provisions of the TIA that are incorporated by reference therein contain limitations on the rights of the Trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the TIA), it must eliminate such conflict or resign as provided in the Indenture.

Governing Law; Jury Trial Waiver

The Indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Indenture provides that each of the Company, the Subsidiary Guarantors and the Trustee, and each Holder of a Note by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Indenture, the Notes, the Subsidiary Guarantees or any transaction contemplated thereby.

Certain Definitions

“Additional Assets” means:

(1) any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Subsidiary;

(2) the Capital Stock of a Person that becomes a Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Subsidiary; provided, however, that any such Subsidiary described in clauses (2) or (3) above is primarily engaged in a Permitted Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Attributable Debt” means, with respect to any Sale/Leaseback Transaction that does not result in a Finance Lease Obligation, the present value (computed in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of:

(1) the Attributable Debt determined assuming termination upon the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated), and

(2) the Attributable Debt determined assuming no such termination.

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such payment by

(2) the sum of all such payments.

“Board of Directors” means the board of directors of the Company or any committee thereof duly authorized to act on behalf of the board of directors of the Company.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests (however designated) in equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Assets of the Company and Subsidiaries” means, as at the date as of which any determination is being or to be made, the consolidated total assets of the Company and Subsidiaries as set forth on the consolidated balance sheet of the Company for the then most recently ended fiscal quarter of the Company (which consolidated balance sheet has been filed with the SEC pursuant to the Exchange Act).

“Consolidated Net Tangible Assets” means, as of the date of determination, the Consolidated Assets of the Company and Subsidiaries after deducting therefrom all goodwill and other intangibles, all as set forth on the consolidated balance sheet of the Company for the then most recently ended fiscal quarter of the Company (which consolidated balance sheet has been filed with the SEC pursuant to the Exchange Act).

“Consolidation” means, unless the context otherwise requires, the consolidation of (1) in the case of the Company, the accounts of each of the Subsidiaries with those of the Company and (2) in the case of a Subsidiary (the “Specified Subsidiary”), the accounts of each Subsidiary of such Specified Subsidiary with those of such Specified Subsidiary, in each case in accordance with GAAP consistently applied; provided, however, that “Consolidation” will not include consolidation of the accounts of any Excluded Subsidiary, but the interest of the Company or any Subsidiary in an Excluded Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Credit Agreements” means the U.S. Credit Agreements and the European Credit Agreement.

“Currency Agreement” means, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Subsidiary; provided, however, that any such conversion or exchange shall be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable); or

(3) is redeemable at the option of the holder thereof, in whole or in part;

in the case of each of clauses (1), (2) and (3), on or prior to 180 days after the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring on or prior to the date that is 180 days after the Stated Maturity of the Notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable in any material respect to the holders of such Capital Stock than the “asset sale” and “change of control” provisions contained in the 2017 Indenture, the 2021 April Indentures, the 2021 May Indentures or the 2021 Euro Indenture; provided further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, retirement, death or disability.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“DTC” means The Depository Trust Company, its nominees and their respective successors.

“Equity Offering” means a public or private offering of Capital Stock (other than Disqualified Stock) of the Company.

“European Credit Agreement” means the Amended and Restated Revolving Credit Agreement, dated as of October 12, 2022, among the Company, Goodyear Europe B.V., Goodyear Germany GmbH, Goodyear Operations S.A., the lenders party thereto, J.P. Morgan SE, as Administrative Agent, and JPMorgan Chase Bank, N.A., as Collateral Agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), refinanced, restructured or otherwise modified from time to time (except to the extent that any such amendment, restatement, supplement, waiver, replacement, refinancing, restructuring or other modification thereto would be prohibited by the terms of the Indenture, unless otherwise agreed to by the Holders of at least a majority in aggregate principal amount of Notes at the time outstanding).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiary” means any Subsidiary that (i) is an “Unrestricted Subsidiary” for purposes of each of the Credit Agreements and any Refinancing (or successive Refinancings) of the same, in each case as amended, amended and restated, supplemented, waived or otherwise modified from time to time in accordance with its terms, and (ii) does not guarantee any Indebtedness under any of the debt facilities or securities described in clause (i).

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction, as such price is, unless specified otherwise in the Indenture, determined in good faith by a Financial Officer of the Company or by the Board of Directors.

“Finance Lease Obligations” means an obligation that is required to be classified and accounted for as a finance lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP.

“Financial Officer” means the Chief Financial Officer, the Treasurer, any Assistant Treasurer or the Chief Accounting Officer of the Company, or any Senior Vice President or higher ranking executive to whom any of the foregoing report.

“Fitch” means Fitch Ratings, Inc., and any successor thereto.

“Funded Debt” of any Person means, as at any date as of which any determination thereof is being or to be made, any Indebtedness of such Person that by its terms (i) will mature more than one year after the date it was Incurred by such Person, or (ii) will mature one year or less after the date it was Incurred which at such date of determination may be renewed or extended at the election or option of such Person so as to mature more than one year after such date of determination.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

(2) statements and pronouncements of the Financial Accounting Standards Board,

(3) such other statements by such other entities as approved by a significant segment of the accounting profession, and

(4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” means any Person Guaranteeing any obligation.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or raw materials hedge agreement.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination, without duplication:

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bank guarantee, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or similar credit transactions securing obligations (other than obligations described in clauses (1), (2) and (5)) entered into in the ordinary course of business of such Person to the extent such letters of credit, bank guarantees, bankers’ acceptances or similar credit transactions are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit, bank guarantee, bankers’ acceptance or similar credit transaction);

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

(5) all Finance Lease Obligations and all Attributable Debt of such Person;

(6) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any preferred stock (but excluding, in each case, any accrued and unpaid dividends);

(7) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

(A)	the Fair Market Value of such asset at such date of determination, and

(B)	the amount of such Indebtedness of such other Persons;

(8) Hedging Obligations of such Person; and

(9) all obligations of the type referred to in clauses (1) through (8) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Subsidiary of any business, the term “Indebtedness” shall exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by Standard & Poor’s and BBB- (or the equivalent) by Fitch, or an equivalent rating by any other Rating Agency.

“Issue Date” means the date on which the Notes are first issued under the Indenture.

“Legal Holiday” means a Saturday, Sunday or any other day on which the Trustee or banking institutions in the State of New York (or in connection with any payment, the place of payment) are not required by applicable law, executive order or regulation to be open.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge in the nature of an encumbrance of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Manufacturing Subsidiary” means a Subsidiary engaged primarily in manufacturing tires or other automotive products (i) that was formed under the laws of the United States of America, any state thereof or the District of Columbia, (ii) substantially all the assets of which are located within, and substantially all the operations of which are conducted within, any one or more of the states of the United States of America, and (iii) which has assets in excess of 5% of the total amount of Consolidated Assets of the Company and Subsidiaries, as shown on the consolidated balance sheet for the then most recently ended fiscal quarter of the Company (which consolidated balance sheet has been filed with the SEC pursuant to the Exchange Act); except that such term shall not include any Subsidiary the principal business of which is financing accounts receivable, leasing, owning and developing real estate, engaging in transportation activities, or engaging in distribution, sales and related activities.

“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.

“Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer, the President, any Vice President, the Treasurer or the Secretary of the Company. “Officer” of a Subsidiary Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who may be an employee of or counsel to the Company or a Subsidiary Guarantor, or other counsel who is acceptable to the Trustee.

“Permitted Business” means any business engaged in by the Company or any Subsidiary on the Issue Date and any Related Business.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Principal Property” means any manufacturing plant or equipment owned by the Company or a Manufacturing Subsidiary which satisfies each of the following: (a) is used primarily to manufacture tires or other automotive products, (b) is located within any one or more of the states of the United States of America and (c) has a net book value as set forth on the consolidated balance sheet of the Company for the then most recently ended fiscal quarter of the Company (which consolidated balance sheet has been filed with the SEC pursuant to the Exchange Act) that exceeds 1% of Consolidated Net Tangible Assets; provided, however, that “Principal Property” shall not include (i) tire retreading plants, facilities or equipment, (ii) manufacturing plants, facilities or equipment which, in the opinion of the Board of Directors, are not of material importance to the total business conducted by the Company and its Subsidiaries, taken as a whole, or (iii) plants, facilities or equipment which, in the opinion of the Board of Directors, are used primarily for transportation, distribution, sales or warehousing.

“Rating Agency” means Moody’s, Standard & Poor’s and Fitch or, if any one or more of Moody’s, Standard & Poor’s or Fitch shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for any one or more of Moody’s, Standard & Poor’s or Fitch, as the case may be.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness, including, in any such case from time to time, after the discharge of the Indebtedness being Refinanced. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that is Incurred to Refinance (including pursuant to any defeasance or discharge mechanism) any Indebtedness of the Company or any Subsidiary existing on the Issue

Date or Incurred in compliance with the Indenture (including Indebtedness of the Company or any Subsidiary that Refinances Refinancing Indebtedness); provided, however, that:

(1) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced,

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced,

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount of the Indebtedness being refinanced (or if issued with original issue discount, the aggregate accreted value) then outstanding (or that would be outstanding if the entire committed amount of any credit facility being Refinanced were fully drawn) (plus fees and expenses, including any premium and defeasance costs), and

(4) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include Indebtedness of the Company or a Subsidiary (other than an Excluded Subsidiary) that Refinances Indebtedness of an Excluded Subsidiary.

“Related Business” means any business reasonably related, ancillary or complementary to the businesses of the Company and its Subsidiaries on the Issue Date.

“Sale/Leaseback Transaction” means an arrangement relating to property, plant or equipment owned by the Company or a Manufacturing Subsidiary on the Issue Date whereby the Company or a Manufacturing Subsidiary transfers such property to a Person and the Company or such Manufacturing Subsidiary leases it from such Person, other than (i) leases between the Company and a Subsidiary or between Subsidiaries or (ii) any such transaction entered into with respect to any property, plant or equipment or any improvements thereto at the time of, or within 180 days after, the acquisition or completion of construction of such property, plant or equipment or such improvements (or, if later, the commencement of commercial operation of any such property, plant or equipment), as the case may be, to finance the cost of such property, plant or equipment or such improvements, as the case may be.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Standard & Poor’s” means S&P Global Ratings, an S&P Financial Services LLC business, and any successor thereto.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

(1) such Person,

(2) such Person and one or more Subsidiaries of such Person, or

(3) one or more Subsidiaries of such Person.

Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in the Indenture shall refer to a direct or indirect Subsidiary or Subsidiaries of the Company.

“Subsidiary Guarantee” means each Guarantee of the obligations with respect to the Notes issued by a Subsidiary of the Company pursuant to the terms of the Indenture.

“Subsidiary Guarantor” means any Subsidiary that has issued a Subsidiary Guarantee.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb), as in effect on the Issue Date.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Trust Officer” means an officer of the Trustee having direct responsibility for administering the Indenture or another officer of the Trustee to whom a matter arising under the Indenture may be referred because of such officer’s expertise.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“2017 Indenture” means the Base Indenture, as supplemented by the Sixth Supplemental Indenture dated as of March 7, 2017, among the Company, the subsidiary guarantors party thereto and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, N.A., as trustee.

“2021 April Indentures” means (i) the Base Indenture, as supplemented by the Eighth Supplemental Indenture dated as of April 6, 2021, among the Company, the subsidiary guarantors party thereto and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, N.A., as trustee, and (ii) the Base Indenture, as supplemented by the Ninth Supplemental Indenture dated as of April 6, 2021, among the Company, the subsidiary guarantors party thereto and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, N.A., as trustee.

“2021 Euro Indenture” means the indenture dated as of September 28, 2021, among Goodyear Europe B.V., the Company, the subsidiary guarantors party thereto, Deutsche Trustee Company Limited, as trustee, Deutsche Bank AG, London Branch, as principal paying agent and transfer agent, and Deutsche Bank Luxembourg S.A., as registrar and transfer agent.

“2021 May Indentures” means (i) the Base Indenture, as supplemented by the Tenth Supplemental Indenture dated as of May 18, 2021, among the Company, the subsidiary guarantors party thereto and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, N.A., as trustee, and (ii) the Base Indenture, as supplemented by the Eleventh Supplemental Indenture dated as of May 18, 2021, among the Company, the subsidiary guarantors party thereto and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, N.A., as trustee.

“U.S. Bank Indebtedness” means any and all amounts payable under or in respect of the U.S. Credit Agreements and any Refinancing Indebtedness with respect thereto or with respect to such Refinancing Indebtedness, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations and all other amounts payable thereunder or in respect thereof.

“U.S. Credit Agreements” means:

(1) the Amended and Restated First Lien Credit Agreement, dated as of May 19, 2025, among the Company, the lenders party thereto, the issuing banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and

(2) whether or not the agreement referred to in clause (1) remains outstanding, if designated by the Company to be included in the definition of “U.S. Credit Agreements”, one or more (A) debt facilities providing for revolving credit loans, term loans or letters of credit (including bank guarantees or bankers’ acceptances) or (B) debt securities, indentures or other forms of capital markets debt financing (including convertible or exchangeable debt instruments), in each case of this clause (2), with the same or different borrowers or issuers, in each case of clauses (1) and (2), each as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), refinanced, restructured or otherwise modified from time to time.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

BOOK-ENTRY SYSTEM

Book-Entry, Delivery and Form

Except as set forth below, the Notes will be issued in registered, global form in minimum denominations of $2,000 aggregate principal amount at maturity and whole multiples of $1,000 aggregate principal amount at maturity in excess of $2,000. The Notes will be issued at the closing of this offering only against payment in immediately available funds.

The Notes initially will be represented by one or more global Notes in registered form without interest coupons, which we refer to as the Global Notes. The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of DTC or its nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in registered, certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form. Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations, which we refer to as the Participants, and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly, which we refer to as the Indirect Participants. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the underwriters with portions of the principal amount at maturity of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments, notices and for all other purposes. Consequently, neither we, the Trustee nor any agent of ours or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the account of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount at maturity of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither we nor the Trustee (in any of its capacities) will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount at maturity of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for Notes in certificated form, and to distribute such Notes to its Participants.

Neither we nor the Trustee nor any of our or its respective agents will have any responsibility or liability for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

Global Notes are exchangeable for certificated Notes if:

(1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed by us within 120 days;

(2) we, at our option, notify the Trustee in writing that we elect to cause the issuance of the certificated Notes; or

(3) there has occurred and is continuing an Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures). In connection with any proposed exchange of a Global Note for a certificated Note, there shall be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including, without limitation, any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

Same Day Settlement and Payment

We will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. We will make all payments of principal, interest and premium and additional interest, if any, with respect to certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated Notes will also be settled in immediately available funds.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following describes the material U.S. federal income tax consequences and, in the case of a Non-U.S. holder (as defined below), certain material U.S. federal estate tax consequences of the acquisition, ownership and disposition of the Notes. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change or differing interpretations, possibly on a retroactive basis. This summary deals only with initial holders that purchase Notes at their “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of a series of Notes is sold for cash, and that hold Notes as capital assets. This summary does not address the tax consequences to subsequent purchasers of the Notes. This discussion does not address any tax consequences applicable to holders that are subject to special rules, including, but not limited to, holders that are dealers in securities or foreign currency, banks or other financial institutions, insurance companies, mutual funds, traders in securities that elect mark-to-market treatment, holders that hold the Notes through individual retirement or other tax-deferred accounts, tax-exempt organizations, partnerships and other pass-through entities, real estate investment trusts, regulated investment companies, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, holders that hold the Notes as part of an integrated investment (including a straddle, hedging, constructive sale or conversion transaction) comprised of the Notes and one or more other positions, persons who are former citizens or residents of the United States, corporations that accumulate earnings to avoid U.S. federal income tax, or persons subject to special tax accounting rules as a result of any item of gross income with respect to the Notes being taken into account in an “applicable financial statement” (as defined in the Code).

If a partnership (or other entity or arrangement treated as a partnership) or any other pass-through entity for U.S. federal income tax purposes holds the Notes, the tax treatment of a partner of such partnership or member of such other pass-through entity generally will depend upon the status of the partner or member, the activities of the partnership or other pass-through entity, and certain determinations made at the partner or member level. Non-U.S. partnerships also generally are subject to special tax documentation requirements.

THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME AND OTHER TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

Contingent Payments

In certain circumstances the timing and amount of payments otherwise due on the Notes may differ from the scheduled payments on the Notes (see “Description of Notes—Optional Redemption” and “Description of Notes—Change of Control Triggering Event”). Because we are obligated to make such payments under certain circumstances, the Notes may be subject to special rules under the Treasury Regulations that are applicable to debt instruments that provide for one or more contingent payments. If the Notes are deemed to be contingent payment debt instruments, holders of Notes would generally, among other things, be required to treat any gain recognized on the sale or other disposition of Notes as ordinary income rather than as capital gain, and the timing and amount of income inclusion may be different from the consequences discussed in this prospectus supplement. Goodyear intends to take the position (and this discussion assumes) that such payments are remote or incidental contingencies or are otherwise not of the type that would subject the Notes to the rules applicable to contingent payment debt instruments. Goodyear’s determination that the Notes are not subject to the rules applicable to contingent payment debt instruments for these purposes is binding on each holder (but not on the Internal Revenue Service (the “IRS”)), unless such holder discloses in the proper manner to the IRS that it is taking a different position. We have not sought, and will not seek, any ruling from the IRS with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions. The remainder of this discussion assumes that the Notes are not subject to the rules applicable to contingent payment debt instruments.

Taxation of U.S. Holders

This section applies to a holder only if it is a U.S. holder. For purposes of this discussion, a holder is a “U.S. holder” if it is a beneficial owner of the Notes and is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a domestic corporation;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a court within the United States and one or more United States persons (within the meaning of the Code) have the authority to control all substantial decisions of the trust, or, (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person (within the meaning of the Code).

Interest income and original issue discount. Payments of stated interest on the Notes will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or received in accordance with the holder’s regular method of tax accounting for United States federal income tax purposes.

It is expected that the Notes will not be issued with more than de minimis original issue discount (“OID”) for United States federal income tax purposes. The Notes will be treated as issued with de minimis OID if their principal amount does not exceed their “issue price” by an amount equal to or more than 1/4 of 1 percent of the principal amount multiplied by the number of complete years from the issue date of the Notes to their maturity. If the Notes are issued with more than a de minimis amount of OID, a U.S. holder would be required to include OID in income based on a constant yield to maturity accrual method before the receipt of corresponding cash payments. The remainder of this discussion assumes that the Notes will not be issued with more than de minimis OID for United States federal income tax purposes.

Sale, exchange or redemption of Notes. A U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange (other than a tax-free transaction), redemption or other disposition of a Note and the holder’s tax basis in such Note. The amount realized generally is equal to the amount of cash and the fair market value of any property received for the Note (other than amounts attributable to accrued but unpaid stated interest on the Note which will be taxed as interest income as described above). A U.S. holder’s tax basis in the Note generally will be the initial purchase price paid for it. In the case of a U.S. holder other than a corporation, preferential tax rates may apply to gain recognized on the sale of a Note if such holder’s holding period for such Note exceeds one year. To the extent the amount realized is less than the U.S. holder’s tax basis, the holder will recognize a capital loss. The deductibility of capital losses is subject to limitations.

Additional Tax on Net Investment Income. Non-corporate U.S. holders whose income exceeds certain thresholds generally are subject to a 3.8% tax on all or a portion of their net investment income, which may include their interest income and net gains from the disposition of the Notes. A United States person that is an individual, estate or trust is encouraged to consult its tax advisors regarding the applicability of this net investment income tax to its income and gains in respect of any investment in the Notes.

Information reporting and backup withholding. In general, information reporting, on IRS Form 1099, will apply to any payments made on the Notes and the proceeds of any sale or other disposition of the Notes by a U.S.

holder unless such holder is an exempt recipient, such as a corporation. Backup withholding (currently at a 24% rate) may apply to such payments if a holder of Notes fails to provide a taxpayer identification number (generally on an IRS Form W-9) or certification of other exempt status or fails to report in full interest income.

Backup withholding is not an additional tax. A U.S. holder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed the U.S. holder’s income tax liability by timely filing a refund claim with the IRS.

Taxation of Non-U.S. Holders

This section applies to a holder only if it is a Non-U.S. holder. For purposes of this discussion, a holder is a “Non-U.S. holder” if the holder is a beneficial owner of the Notes and is, for U.S. federal income tax purposes:

•	A nonresident alien individual,

•	A foreign corporation, or

•	a foreign estate or trust.

The rules governing United States federal income taxation of a Non-U.S. holder of the Notes are complex. Non-U.S. holders should consult with their own tax advisors to determine the effect of United States federal, state and local and foreign tax laws, as well as income tax treaties, with regard to an investment in the Notes, including any reporting requirements.

Interest income. Subject to the discussions below concerning FATCA withholding, effectively connected income and information reporting and backup withholding, under the “portfolio interest exemption,” payments of interest on the Notes to a Non-U.S. holder will not be subject to United States federal withholding tax if

•

such payments are not effectively connected with a United States trade or business of the Non-U.S. holder or in the case of an income tax treaty resident, attributable to a United States permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. holder in the United States;

•	the Non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of Goodyear stock entitled to vote;

•

the Non-U.S. holder is not a controlled foreign corporation (within the meaning of Section 957(a) of the Code) that for United States federal income tax purposes is related (within the meaning of Section 864(d)(4) of the Code) to Goodyear through stock ownership; and

•

either (a) the Non-U.S. holder certifies to the payor or the payor’s agent, under penalties of perjury, that it is not a United States person and provides its name, address, and certain other information on a properly executed IRS Form W-8BEN, W-8BEN-E or a suitable substitute form or (b) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business and holds the Notes in such capacity, certifies to the payor or the payor’s agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and, when required, furnishes the payor or the payor’s agent with a copy thereof. The applicable Treasury Regulations also provide alternative methods for satisfying the certification requirements described in the prior sentence. If a Non-U.S. holder holds the Note through certain foreign intermediaries or partnerships, such holder and the foreign intermediary or partnership may be required to satisfy certification requirements under applicable Treasury Regulations.

If a Non-U.S. holder cannot satisfy the requirements of the portfolio interest exemption, payments of interest made to such a Non-U.S. holder will be subject to a 30% United States federal withholding tax unless the beneficial owner of the Note provides a properly executed:

•

IRS Form W-8BEN or W-8BEN-E (or a suitable substitute form or successor form) claiming, under penalties of perjury, an exemption from, or reduction in, withholding tax under an applicable income tax treaty, or

•

IRS Form W-8ECI (or successor form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with a United States trade or business or, if certain treaties apply, it is attributable to a permanent establishment or fixed base maintained in the United States of the beneficial owner.

A Non-U.S. holder generally will be taxed with respect to interest in the same manner as a U.S. holder if such income is effectively connected with a United States trade or business of the Non-U.S. holder (and if required by an applicable income tax treaty, attributable to a United States permanent establishment or fixed base). Effectively connected income received or accrued by a corporate Non-U.S. holder may also, under certain circumstances, be subject to an additional “branch profits” tax at a 30% rate (or if applicable, at a lower tax rate specified by an applicable income tax treaty).

Non-U.S. holders should consult their own tax advisors about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

Sale, exchange, redemption or other taxable disposition of Notes. Subject to the discussions below concerning FATCA withholding and information reporting and backup withholding, a Non-U.S. holder generally will not be subject to United States federal income tax on any gain realized on the sale, exchange, redemption or other taxable disposition of a Note unless (i) the gain is effectively connected with a United States trade or business of the Non-U.S. holder (and if required by an applicable income tax treaty, attributable to a United States permanent establishment or fixed base); (ii) such Non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met; or (iii) the gain represents accrued but unpaid interest not previously included in income, in which case the rules regarding interest income would apply.

If an individual Non-U.S. holder falls under clause (i) above, such individual generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder. If a Non-U.S. holder that is a foreign corporation falls under clause (i), it generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder and, in addition, may be subject to the branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). If a Non-U.S. holder is subject to the 183-day rule described above, such Non-U.S. holder generally will be subject to U.S. federal income tax at a flat rate of 30% (or a reduced rate under an applicable treaty) on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange, redemption or other disposition of the Note) exceed capital losses allocable to U.S. sources, even though the Non-U.S. holder is considered a resident alien under the Code.

United States Federal Estate Tax. If a holder of Notes is an individual and is not a U.S. citizen or a resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of such holder’s death, the Notes of such holder generally will not be included in the decedent holder’s estate that is subject to the U.S. federal estate tax, if, at the time of such holder’s death: the holder actually or constructively does not own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code and the Treasury Regulations thereunder; and the holder’s interest on the Notes is not effectively connected with such holder’s conduct of a U.S. trade or business; or an applicable estate tax treaty between the United States and the holder’s country of residence provides an exemption from U.S. federal estate tax with respect to the Notes.

An estate tax credit is available to reduce the net tax liability of a nonresident alien’s estate, but the estate tax credit for a nonresident alien is generally smaller than the applicable credit for computing the estate tax of a United States resident. Nonresident aliens should consult their own tax advisors regarding the U.S. federal estate tax consequences of owning the Notes.

Information reporting and backup withholding. Generally, we must report annually to the IRS and to each Non-U.S. holder the amount of interest paid to such holder, and the tax withheld with respect to those payments. Copies of the information returns reporting such amounts and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. holder resides under the provisions of an applicable income tax treaty. United States backup withholding will not apply to payments on the Notes to a Non-U.S. holder if the holder certifies on IRS Form W-8BEN or W-8BEN-E (or a suitable substitute form or successor form) under penalties of perjury that it is a non-United States person, unless the payor has actual knowledge or reason to know that the holder is a United States person.

Information reporting requirements and backup withholding (currently at a rate of 24%) will not apply to any payment of the proceeds of a sale of Notes effected outside the United States by a foreign office of a “broker” as defined in applicable Treasury Regulations (absent actual knowledge or reason to know that the payee is a United States person), unless such broker (i) is a United States person as defined in the Code, (ii) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a controlled foreign corporation for United States federal income tax purposes or (iv) is a foreign partnership with certain connections to the United States. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in the preceding sentence may be subject to information reporting unless such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements unless the beneficial owner certifies on IRS Form W-8BEN or W-8BEN-E (or a suitable substitute form or successor form) under penalties of perjury that it is a non-United States person and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

Backup withholding is not an additional tax. A Non-U.S. holder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed the Non-U.S. holder’s income tax liability by timely filing a refund claim with the IRS. Non-U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Foreign Account Tax Compliance Withholding

Sections 1471 through 1474 of the Code and the Treasury Regulations issued thereunder (commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) impose a 30% withholding tax on interest paid on our Notes to, and (subject to the proposed Treasury Regulations discussed below) the gross proceeds derived from the sale or other disposition of Notes by, a foreign entity if the foreign entity is:

•

a “foreign financial institution” (as defined under FATCA) that does not furnish proper documentation, typically on IRS Form W-8BEN-E, evidencing either (i) an exemption from FATCA withholding or (ii) its compliance (or deemed compliance) with specified due diligence, reporting, withholding and certification obligations under FATCA or (iii) residence in a jurisdiction that has entered into an intergovernmental agreement with the United States relating to FATCA and compliance with the diligence and reporting requirements of the intergovernmental agreement and local implementing rules; or

•

a “non-financial foreign entity” (as defined under FATCA) that does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (i) an exemption from FATCA or (ii) adequate information regarding substantial United States beneficial owners of such entity (if any).

Withholding under FATCA generally applies to payments of interest on the Notes and to payments of gross proceeds from a sale or other disposition of Notes. Withholding agents may, however, rely on proposed Treasury Regulations that would no longer require FATCA withholding on payments of gross proceeds.

Under certain circumstances, a Non-U.S. holder will be eligible for refunds or credits of withholding taxes imposed under FATCA by filing a United States federal income tax return. Prospective investors should consult their tax advisors regarding the effect of FATCA on their ownership and disposition of the Notes.

BENEFIT PLAN CONSIDERATIONS

As used in this prospectus supplement, the term “Plan” means any of the following: an employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); any plan, individual retirement account, or other arrangement described in Section 4975(e)(1) of the Code; any plan that is subject to provisions of any federal, state, local, foreign, or other law, rule, or regulation that is similar to provisions of ERISA or Section 4975 of the Code (“Similar Laws”); any “benefit plan investor” within the meaning of Section 3(42) of ERISA; or any other entity whose underlying assets include plan assets by reason of a plan’s investment in such entity. If you intend to use the assets of any Plan directly or indirectly to purchase any of the Notes offered for sale in connection with this prospectus supplement, you should consult with the Plan’s counsel on the potential consequences of your investment under the fiduciary responsibility provisions of ERISA, the prohibited transaction provisions of ERISA and the Code, and the provisions of any Similar Laws.

The following summary relates to investors that are subject to ERISA or the Code (“Benefit Plan Investors”) and is based on the provisions of ERISA and the Code and related guidance in effect as of the date of this prospectus supplement. This summary is general in nature and is not intended as a complete summary of these considerations. Future legislation, court decisions, administrative regulations, or other guidance may change the requirements summarized in this section. Any of these changes could be made retroactively and could apply to transactions entered into before the change is enacted. In addition, Plans that are not subject to ERISA or the Code might be subject to comparable requirements under applicable Similar Laws.

Fiduciary Responsibilities

In general, ERISA imposes requirements on Plans subject to Title I of ERISA (“ERISA Plans”) and fiduciaries of ERISA Plans. Under ERISA, fiduciaries can be identified by function or title, and generally include persons who exercise discretionary authority or control over the management of an ERISA Plan or any authority or control over the management and disposition of its assets; who render investment advice with respect to an ERISA Plan for compensation, direct or indirect; or who have discretionary authority or responsibility in the administration of an ERISA Plan. Before investing the assets of an ERISA Plan in any Note offered in connection with this prospectus supplement, the fiduciary should consider, among other requirements, whether the investment would satisfy the prudence and diversification requirements of ERISA and whether the investment would be consistent with the terms of the underlying plan or plans and the other agreements that apply to investments by such ERISA Plan.

We note that, since 2010, the U.S. Department of Labor (“DOL”) has, on several occasions, proposed a comprehensive package of guidance that would, if adopted, substantially change the definition of “fiduciary” under ERISA. This guidance has been the subject of a series of revisions and court challenges over the years. The latest version of this guidance was issued on April 23, 2024, and was scheduled to become effective September 23, 2024. However, two U.S. district court decisions stayed the September 23, 2024, effective date. More information can be found here: https://www.dol.gov/agencies/ebsa/laws-and-regulations/laws/erisa/retirement-security . In deciding whether to make an investment in the Notes, you should consider the possibility that the current rules governing fiduciaries will change.

You should consider all factors and circumstances of a particular investment in the Notes, including, for example, the risk factors discussed in “Risk Factors” and the fact that in the future there might not be a market in which you will be able to sell or otherwise dispose of your interest in the Notes.

We are not making any representation that the sale of any Notes to an ERISA Plan meets the fiduciary requirements for investment by ERISA Plans generally or any particular ERISA Plan or that such an investment is appropriate for ERISA Plans generally or any particular ERISA Plan. We are not providing investment advice to any ERISA Plan, through this prospectus supplement or otherwise, in connection with the sale of the Notes.

Indicia of Ownership

ERISA prohibits ERISA Plan fiduciaries from maintaining the indicia of ownership of any ERISA Plan assets outside the jurisdiction of the United States district courts except in specified cases. Before investing in any Note offered for sale in connection with this prospectus supplement, you should consider whether the acquisition, holding or disposition of a Note would satisfy such indicia of ownership rules.

Prohibited Transactions

ERISA and the Code prohibit a wide range of transactions involving Benefit Plan Investors, on the one hand, and persons who have specified relationships to such Benefit Plan Investors, on the other. These persons are called “parties in interest” under ERISA and “disqualified persons” under the Code. “Parties in interest” and “disqualified persons” include, for example, an employer that sponsors a Benefit Plan Investor; an employee organization whose members are covered by a Benefit Plan Investor; a trustee, investment manager, or other fiduciary of a Benefit Plan Investor; a person (such as a broker or recordkeeper) that provides services to a Benefit Plan Investor; and certain affiliates of the foregoing persons. The transactions prohibited by ERISA and the Code are called “prohibited transactions.” If you are a party in interest or disqualified person who engages in a prohibited transaction, or a fiduciary who causes a Benefit Plan Investor to engage in a prohibited transaction, you might be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code. As a result, if you are considering using ERISA Plan assets directly or indirectly to invest in any of the Notes offered for sale in connection with this prospectus supplement, you should consider whether the investment might be a prohibited transaction under ERISA and/or the Code.

Prohibited transactions might arise, for example, if the Notes are acquired by an ERISA Plan with respect to which we, the underwriters, and/or any of our or their respective affiliates, are parties in interest or disqualified persons. Exemptions from the prohibited transaction provisions of ERISA and the Code might apply, depending in part on the type of plan fiduciary making the decision to acquire a Note and the circumstances under which such decision is made. These exemptions include, but are not limited to:

1. Prohibited transaction class exemption (“PTCE”) 75–1 (relating to specified transactions involving employee benefit plans and broker-dealers, reporting dealers, and banks);

2. PTCE 84–14 (relating to specified transactions directed by independent qualified professional asset managers);

3. PTCE 90–1 (relating to specified transactions involving insurance company pooled separate accounts);

4. PTCE 91–38 (relating to specified transactions by bank collective investment funds);

5. PTCE 95–60 (relating to specified transactions involving insurance company general accounts);

6. PTCE 96–23 (relating to specified transactions directed by in-house asset managers); and

7. ERISA Section 408(b)(17) and Code Section 4975(d)(20) (relating to specified transactions with non-fiduciary service providers).

These exemptions do not, however, provide relief from the provisions of ERISA and the Code that prohibit self-dealing and conflicts of interest by plan fiduciaries. In addition, there is no assurance that any of these class exemptions or any other exemption will be available with respect to any particular transaction involving the Notes.

Treatment of Insurance Company Assets as Plan Assets

Based on the reasoning of the United States Supreme Court in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 510 U.S. 86 (1993), assets in the general account of an insurance company might be deemed to be Benefit Plan Investor assets under certain circumstances. If general account assets are deemed to be Benefit Plan Investor assets, an insurance company’s purchase of the Notes with assets of its general account might be subject to ERISA’s fiduciary responsibility provisions or might give rise to prohibited transactions under ERISA and the Code. Insurance companies that intend to use assets of their general accounts to purchase the Notes should consider, among other things, the potential effects of Section 401(c) of ERISA, PTCE 95-60, and Department of Labor Regulations Section 2550.401c-1 on their purchase.

Representations and Warranties

If you acquire or accept a Note (or any interest therein) offered in connection with this prospectus supplement, you will be deemed to have represented and warranted that either:

1. you have not, directly or indirectly, used the assets of any Plan to acquire or hold such Note (or any interest in such Note); or

2. your acquisition and holding of such Note (A) is exempt from the prohibited transaction restrictions of ERISA and the Code under one or more prohibited transaction exemptions or does not constitute a prohibited transaction under ERISA and the Code, (B) meets the applicable fiduciary requirements of ERISA, and (C) does not violate any applicable Similar Law.

Any subsequent purchaser of such Note will be required to make the same representations concerning the use of Plan assets to acquire or hold the Note.

UNDERWRITING

Subject to the terms and conditions in the underwriting agreement between us and the underwriters, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of Notes that appears opposite its name in the table below:

Underwriter	Principal Amount of Notes
Deutsche Bank Securities Inc.
BofA Securities, Inc.
BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Credit Agricole Securities (USA) Inc.
Fifth Third Securities, Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
MUFG Securities Americas Inc.
PNC Capital Markets LLC
CIBC World Markets Corp.
RBC Capital Markets, LLC
Capital One Securities, Inc.
Huntington Securities, Inc.
Regions Securities LLC
Santander US Capital Markets LLC
Wedbush Securities Inc.
Citizens JMP Securities, LLC
HSBC Securities (USA) Inc.
KeyBanc Capital Markets Inc.
Standard Chartered Bank
U.S. Bancorp Investments, Inc.
WauBank Securities LLC

Total	$500,000,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase Notes from us, are several and not joint. Those obligations are also subject to various conditions in the underwriting agreement being satisfied. The underwriting agreement provides that the underwriters are obligated to purchase all of the Notes if any of them are purchased.

The following table shows the underwriting discount to be paid to the underwriters by us in connection with this offering.

	Per Note		Total
% Senior Notes due 2030		%	$

The underwriters have advised us that they propose to offer the Notes initially to the public at the public offering price on the cover page of this prospectus supplement. After the initial offering, the public offering price and any other selling terms may be changed. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. The underwriters may offer and sell the Notes through certain of their affiliates.

In the underwriting agreement, we have agreed that:

•

Except for the offer and sale of debt securities or guarantees for which the primary use of proceeds is to refinance the outstanding indebtedness of The Goodyear Tire & Rubber Company or any of its subsidiaries, The Goodyear Tire & Rubber Company will not, during the period beginning on the date of the underwriting agreement and continuing until the date 30 days after the closing date of this offering, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by The Goodyear Tire & Rubber Company or any of the Subsidiary Guarantors that are substantially similar to the Notes without the prior written consent of Deutsche Bank Securities Inc.

•	We will pay our expenses related to the offering, which we estimate will be $2 million (excluding underwriting discounts and commissions).

•	We will pay the underwriters certain customary fees for their services in connection with the offering and to reimburse them for certain out-of-pocket expenses.

•

We will indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that the underwriters may be required to make in respect thereof.

The Notes are a new issue of securities, and there is currently no established trading market for the Notes. We do not intend to apply for the Notes to be listed on any securities exchange or to arrange for the Notes to be quoted on any quotation system. One or more of the underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so. The underwriters may discontinue any market making activities in the Notes at any time in their sole discretion without notice. Accordingly, we cannot assure you that a liquid trading market will develop for the Notes, that you will be able to sell your Notes at a particular time or that the prices that you receive when you sell will be favorable.

You should be aware that the laws and practices of certain countries require investors to pay stamp taxes and other charges in connection with purchases of securities.

In connection with the offering, the underwriters may purchase and sell the Notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of Notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing Notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, any purchases by the underwriters to cover the syndicate short sales may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters makes any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which activities may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates have from time to time provided, and in the future may provide, certain investment banking and financial advisory services to us and our affiliates, for which they have received, and in the future would receive, customary fees. Affiliates of certain of the underwriters are lenders under certain of our senior secured credit facilities. Certain of the underwriters and their affiliates serve as counterparties to certain derivative and hedging arrangements with respect to certain of our pension plans. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, certain other of the underwriters or their affiliates are likely to hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby.

Certain underwriters or their respective affiliates hold positions in the 2026 Notes and therefore may receive a portion of the proceeds from this offering as a result of the redemption of the 2026 Notes.

Settlement

The Company expects to deliver the Notes against payment for the Notes on or about June  , 2025, which will be the third business day following the date of the pricing of the Notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the business day before delivery of the Notes hereunder will be required, by virtue of the fact that the Notes initially will settle T+3, to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the business day before delivery of the Notes hereunder should consult their advisors.

Disclaimers About Non-U.S. Jurisdictions

Canada

The Notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”); and an offer includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

United Kingdom

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently no key information document required by Regulation (EU) 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of the notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the UK Prospectus Regulation or the FSMA.

In the United Kingdom, this prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the Notes offered hereby is for distribution only to, and is only directed at, persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”), (ii) are high net worth companies (or other persons to whom it may lawfully be communicated), falling within Article 49(2)(a) to (d) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons in (i), (ii), (iii) and (iv) above together being referred to as “relevant persons”). This prospectus supplement must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement relates is only available to, and will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus or any of their contents.

Hong Kong

The Notes offered by this prospectus supplement have not been offered or sold and will not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder or (ii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) and which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong). No advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement has not been reviewed or approved by any regulatory authorities in Hong Kong, including the Securities and Future Commissions and the Companies Registry of Hong Kong and neither had it been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus supplement may not be issued, circulated or distributed (in whole or in part) in Hong Kong or be used for any purpose in Hong Kong, and the Notes may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the Notes will be required, and is deemed by the acquisition of the Notes, to confirm that he is aware of the restriction on offers of the Notes described in this prospectus supplement and the relevant offering documents and that he is not acquiring, and has not been offered any Notes in circumstances that contravene any such restrictions. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus supplement, you should obtain independent professional advice.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes offered by this prospectus supplement and the accompanying prospectus may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

b)

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, and securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except:

1.	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

2.	where no consideration is or will be given for the transfer;

3.	where the transfer is by operation of law;

4.	as specified in Section 276(7) of the SFA; or

5.	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Singapore Securities and Futures Act Product Classification – Solely for the purposes of our obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Japan

The Notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended). Accordingly, none of the Notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement or the accompanying prospectus nor taken steps to verify the information set out herein or therein, and has no responsibility for this prospectus supplement or the accompanying prospectus. The Notes which are the subject of the offering contemplated by this prospectus supplement may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Notes offered should conduct their own due diligence on the Notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial adviser.

In relation to its use in the Dubai International Financial Centre (the “DIFC”), this prospectus supplement is strictly private and confidential and is being distributed to a limited number of investors, and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the Notes may not be offered or sold, directly or indirectly, to the public in the DIFC.

Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the Notes. The Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (the “FinSA”) and no application has or will be made to admit the Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available to Switzerland.

LEGAL MATTERS

The validity of the Notes and the Guarantees and certain other legal matters will be passed upon for us by Covington & Burling LLP, Washington, D.C. Certain legal matters relating to Ohio law will be passed upon for us by Daniel T. Young, Secretary and Associate General Counsel of the Company. Mr. Young is paid a salary by us, is a participant in our Executive Annual Incentive Plan and equity compensation plans, and owns shares of our common stock and has options to purchase shares of our common stock. Certain legal matters relating to Arizona law will be passed upon for us by Squire Patton Boggs (US) LLP, Phoenix, Arizona. Certain legal matters relating to Indiana law and Kentucky law will be passed upon for us by Dinsmore & Shohl LLP, Indianapolis, Indiana and Louisville, Kentucky. Certain legal matters relating to the laws of Ontario, Canada, will be passed upon for us by Gowling WLG (Canada) LLP, Toronto, Ontario. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

The Goodyear Tire & Rubber Company

Debt Securities

We may offer and sell from time to time, in one or more offerings, debt securities at prices and on terms determined at the time of any such offering. The debt securities may be guaranteed by one or more of our subsidiaries. We may offer and sell the debt securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

Each time debt securities are sold, we will provide one or more supplements to this prospectus that will contain additional information about the specific offering and the terms of the debt securities being offered. The supplements may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement before you invest in any of our securities.

Investing in our securities involves risks. See “Risk Factors” on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

This prospectus is dated May 29, 2025

In making your investment decision, you should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or any other offering material filed or provided by us. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus, any accompanying prospectus supplement or any other offering material is accurate as of any date other than the date on the front of such document. Any information incorporated by reference in this prospectus, any accompanying prospectus supplement or any other offering material is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process, which allows us to offer and sell, from time to time, our debt securities in one or more offerings.

Each time we offer to sell our debt securities pursuant to this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of the offering and the means of distribution. The prospectus supplement may also add, update or change information contained in this prospectus. In addition, as we describe in the section titled “Where You Can Find More Information,” we have filed and plan to continue to file other documents with the SEC that contain information about us and the business conducted by us. Before you decide whether to invest in our debt securities, you should read this prospectus, the accompanying prospectus supplement and the information that we file with the SEC.

In this prospectus, “Goodyear,” “we,” “our” and “us” refer to The Goodyear Tire & Rubber Company and its consolidated subsidiaries, except as otherwise indicated or as the context otherwise requires. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC. The information contained on the SEC’s website is expressly not incorporated by reference into this prospectus, except as expressly set forth under the caption “Incorporation of Certain Documents by Reference.” Our SEC filings are also available through our website (http://www.goodyear.com). The contents of our website are not part of, and shall not be deemed incorporated by reference in, this prospectus. Our internet address is included in this document as an inactive textual reference only.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” documents that we file with the SEC into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference in this prospectus is considered part of this prospectus. Any statement in this prospectus or incorporated by reference into this prospectus shall be automatically modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in a subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the following documents which have been filed with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed):

•	Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 14, 2025;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 8, 2025;

•

the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 10, 2025, that are incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2024; and

•

Current Reports on Form 8-K (and/or amendments thereto) filed with the SEC on January  8, 2025 (Item 1.01 only), January  15, 2025, February  3, 2025, February  4, 2025 (Item 2.05 only), February  27, 2025, April  7, 2025, April  16, 2025, April  17, 2025, May  7, 2025 (Item 8.01 only), May  16, 2025, May  19, 2025, May 22, 2025 (Item 1.01 only) and May 29, 2025.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this prospectus until the termination of the offering of all securities under this prospectus, shall be deemed to be incorporated in this prospectus by reference. The information contained on our website (http://www.goodyear.com) is not incorporated into this prospectus.

You may request a copy of any documents incorporated by reference herein at no cost by writing or telephoning us at:

The Goodyear Tire & Rubber Company

200 Innovation Way

Akron, Ohio 44316-0001

Attention: Investor Relations

Telephone number: 330-796-3751

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

FORWARD-LOOKING INFORMATION — SAFE HARBOR STATEMENT

Certain information set forth herein or incorporated by reference herein (other than historical data and information) may constitute forward-looking statements regarding events and trends that may affect our future operating results and financial position. The words “estimate,” “expect,” “intend” and “project,” as well as other words or expressions of similar meaning, are intended to identify forward-looking statements. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus or, in the case of information incorporated by reference herein, as of the date of the document in which such information appears. Such statements are based on current expectations and assumptions, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including:

•

if we do not successfully implement our “Goodyear Forward” transformation plan and our other strategic initiatives, including the sale of our chemical business, our operating results, financial condition and liquidity may be materially adversely affected;

•	we may not be able to consummate the sale of our chemical business on a timely basis or at all, including failure to obtain the required regulatory approvals or to satisfy other conditions to closing;

•	we face significant global competition and our market share could decline;

•	raw material cost increases may materially adversely affect our operating results and financial condition;

•	we have experienced inflationary cost pressures, including with respect to wages, benefits and energy costs, that may materially adversely affect our operating results and financial condition;

•	delays or disruptions in our supply chain or in the provision of services, including utilities, to us could result in increased costs or disruptions in our operations;

•	a prolonged economic downturn or economic uncertainty could adversely affect our business and results of operations;

•

deteriorating economic conditions in any of our major markets, or an inability to access capital markets or third-party financing when necessary, may materially adversely affect our operating results, financial condition and liquidity;

•

if we experience a labor strike, work stoppage, labor shortage or other similar event at the Company or its joint ventures, our business, results of operations, financial condition and liquidity could be materially adversely affected;

•

financial difficulties, work stoppages, labor shortages, supply disruptions or economic conditions affecting our major original equipment (“OE”) customers, dealers or suppliers could harm our business;

•	our capital expenditures may not be adequate to maintain our competitive position and may not be implemented in a timely or cost-effective manner;

•	changes to tariffs, trade agreements or trade restrictions may materially adversely affect our operating results;

•	our international operations have certain risks that may materially adversely affect our operating results, financial condition and liquidity;

•	we have foreign currency translation and transaction risks that may materially adversely affect our operating results, financial condition and liquidity;

•

our long-term ability to meet our obligations, to repay maturing indebtedness or to implement strategic initiatives may be dependent on our ability to access capital markets in the future and to improve our operating results;

•	we have a substantial amount of debt, which could restrict our growth, place us at a competitive disadvantage or otherwise materially adversely affect our financial health;

•

any failure to be in compliance with any material provision or covenant of our debt instruments, or a material reduction in the borrowing base under our first lien revolving credit facility, could have a material adverse effect on our liquidity and operations;

•	our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly;

•	we have substantial fixed costs and, as a result, our operating income fluctuates disproportionately with changes in our net sales;

•	we may incur significant costs in connection with our contingent liabilities and tax matters;

•

our reserves for contingent liabilities and our recorded insurance assets are subject to various uncertainties, the outcome of which may result in our actual costs being significantly higher than the amounts recorded;

•

environmental issues, including climate change, or legal, regulatory or market measures to address environmental issues, may negatively affect our business and operations and cause us to incur significant costs;

•	we are subject to extensive government regulations that may materially adversely affect our operating results;

•

we may be adversely affected by any disruption in, or failure of, our information technology systems due to computer viruses, unauthorized access, cyber-attack, natural disasters or other similar disruptions;

•	we may not be able to protect our intellectual property rights adequately;

•	if we are unable to attract and retain key personnel, our business could be materially adversely affected; and

•

we may be impacted by economic and supply disruptions associated with events beyond our control, such as war, including the current conflicts between Russia and Ukraine and in the Middle East, acts of terror, political unrest, public health concerns, labor disputes or natural disasters.

It is not possible to foresee or identify all such factors. We will not revise or update any forward-looking statement or disclose any facts, events or circumstances that occur after the date hereof that may affect the accuracy of any forward-looking statement.

THE COMPANY

We are one of the world’s leading manufacturers of tires, engaging in operations in most regions of the world. In 2024, our net sales were $18,878 million and Goodyear net income was $70 million. We develop, manufacture, distribute and sell tires for most applications. We also manufacture and sell rubber-related chemicals for various applications. We are one of the world’s largest operators of commercial truck service and tire retreading centers. We operate approximately 800 retail outlets where we offer our products for sale to consumer and commercial customers and provide repair and other services. We manufacture our products in 53 manufacturing facilities in 20 countries, including the United States, and we have marketing operations in almost every country around the world. We employ approximately 68,000 full-time and temporary associates worldwide.

We are an Ohio corporation organized in 1898. Our principal executive offices are located at 200 Innovation Way, Akron, Ohio 44316-0001. Our telephone number at that address is (330) 796-2121.

RISK FACTORS

Investing in our debt securities involves risk. Before investing in our debt securities, you should carefully consider all of the information contained or incorporated by reference in this prospectus, the applicable prospectus supplement and the documents incorporated by reference herein and therein as set out in the section titled “Incorporation of Certain Documents by Reference,” including, in particular, the matters, risks, uncertainties and assumptions described under the caption “Risk Factors” included herein and therein. For information regarding documents incorporated by reference in this prospectus and any prospectus supplement, see “Incorporation of Certain Documents by Reference.”

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we expect to use the net proceeds from any sale of debt securities offered by this prospectus for general corporate purposes. General corporate purposes may include:

•	repayment or refinancing of a portion of our existing short-term or long-term debt;

•	redemption or repurchases of certain outstanding securities;

•	capital expenditures;

•	additional working capital;

•	loans or advances to affiliates; and

•	other general corporate purposes.

Our management will retain broad discretion in the allocation of the net proceeds from the sale of our debt securities.

DESCRIPTION OF DEBT SECURITIES

The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to those debt securities will be described in the prospectus supplement relating to those debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the prospectus supplement relating thereto and to the following description. For purposes of this section, the term “Company” refers only to The Goodyear Tire & Rubber Company and not to any of its subsidiaries, and the terms “we,” “our” and “us” refer to The Goodyear Tire & Rubber Company and, where the context so requires, certain or all of its subsidiaries.

We may issue debt securities from time to time in one or more series. The debt securities will be general obligations of the Company. In the event that any series of debt securities will be subordinated to other indebtedness that we have outstanding or may incur, the terms of the subordination will be set forth in the prospectus supplement relating to the subordinated debt securities. Debt securities will be issued under one or more indentures between us and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, N.A., as trustee, or another trustee named in the prospectus supplement. A copy of the indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. The following discussion of certain provisions of the indenture is a summary only and should not be considered a complete description of the terms and provisions of the indenture. Accordingly, the following discussion is qualified in its entirety by reference to the provisions of the indenture, including the definition of certain terms used below.

General

The debt securities represent direct, general obligations of the Company and:

•	may rank equally with other unsubordinated debt or may be subordinated to other debt we have or may incur;

•	may be issued in one or more series with the same or various maturities;

•	may be issued at a price of 100% of their principal amount or at a premium or discount;

•	may be issued in registered or bearer form and certificated or uncertificated form; and

•

may be represented by one or more global securities registered in the name of a designated depositary or its nominee, and if so, beneficial interests in the global security will be shown on and transfers will be made only through records maintained by the designated depositary and its participants.

The aggregate principal amount of debt securities that we may issue and deliver is unlimited. The debt securities may be issued in one or more series as we may authorize from time to time. You should refer to the applicable prospectus supplement for the terms of the debt securities of the series with respect to which that prospectus supplement is being delivered, which terms may include:

•	title and aggregate principal amount;

•	price or prices;

•	maturity date(s);

•	interest rate(s), if any, or the method for determining the interest rate(s);

•

dates on which interest, if any, will accrue, or the method for determining dates on which interest, if any, will accrue, dates on which interest, if any, will be payable and the basis upon which interest, if any, will be calculated;

•

currency or currencies in which debt securities of the series will be denominated and, if payments of principal or interest, if any, are to be made in one or more currencies other than that or those in which the debt securities of the series are denominated, the method for determining the exchange rate;

•	place(s) where the principal, premium, if any, and interest, if any, shall be payable or the method of such payment;

•	place(s) where the debt securities of the series may be surrendered for registration or transfer or exchange and where notices and demands to or upon the Company may be served;

•	redemption or early repayment provisions;

•	form of the debt securities of the series;

•	if any debt securities of the series are to be issued as securities in bearer form, certain terms relating to securities in bearer form;

•	our obligation, if any, to redeem, purchase or repay debt securities of the series pursuant to any sinking fund or analogous provisions;

•	denominations in which debt securities of the series will be issuable;

•	conversion or exchange features;

•	if the amount of principal, premium, if any, or interest, if any, will be determined with reference to an index or pursuant to a formula, the method for determining such amounts;

•

if the principal amount payable at the stated maturity will not be determinable as of any date(s) prior to such stated maturity, the amount that will be deemed to be such principal amount as of any such date for any purpose;

•	provisions relating to satisfaction and discharge of the indenture and defeasance;

•

if other than the principal amount thereof, the portion of the principal amount of debt securities of the series that shall be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy;

•	terms, if any, of the transfer, mortgage, pledge or assignment as security for the debt securities of the series of any properties, assets, moneys, proceeds, securities or other collateral;

•	defaults and events of default applicable to the debt securities of the series;

•

if the debt securities of the series shall be issued in whole or in part in the form of a global security, the terms and conditions, if any, upon which such global security may be exchanged in whole or in part for other individual debt securities of the series in definitive registered form, the depositary for such global security and the form of any legend or legends to be borne by any such global security;

•	any trustee, authenticating or paying agent, transfer agent or registrar;

•	covenants, definitions or other terms which apply to the debt securities of the series;

•	terms, if any, of any guarantee of the payment of principal, premium, if any, and interest, if any, with respect to debt securities of the series;

•	subordination, if any, of the debt securities of the series or any related subsidiary guarantee;

•	with regard to debt securities of the series that do not bear interest, the dates for certain required reports to the trustee; and

•	any other terms of the debt securities of the series (which may modify, amend or delete any provision of the indenture insofar as it applies to such series).

The prospectus supplement will also describe any material U.S. federal income tax consequences or other special considerations applicable to the series of debt securities to which such prospectus supplement relates.

Unless otherwise provided in the applicable prospectus supplement, debt securities in registered form may be transferred or exchanged at the office of the trustee at which its corporate trust operations are administered in the United States, subject to the limitations provided in the indenture, with the payment of any taxes and fees required by law or permitted by the indenture payable in connection therewith. Securities in bearer form will be transferable only by delivery. Provisions with respect to the transfer or exchange of securities in bearer form will be described in the prospectus supplement relating to those securities in bearer form.

Subject to applicable abandoned property laws, all funds that we pay to a paying agent for the payment of principal or interest with respect to any debt securities that remain unclaimed at the end of two years after that principal or interest shall have become due and payable will be repaid to us, and the holders of those debt securities or any related coupons will thereafter look only to us for payment thereof.

Guarantees

Any debt securities may be guaranteed by one or more of our direct or indirect subsidiaries. Each prospectus supplement will describe any guarantees for the benefit of the series of debt securities to which it relates.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Limitations on Issuance of Securities in Bearer Form

The debt securities of a series may be issued as securities in registered form (which will be registered as to principal and interest in the register maintained by the registrar for such debt securities) or securities in bearer form (which will be transferable only by delivery). If such debt securities are issuable as securities in bearer form, the applicable prospectus supplement will describe certain special limitations and considerations that will apply to such debt securities.

Certain Covenants

The indenture, as supplemented for a particular series of debt securities under which such series of debt securities are issued, may contain certain covenants for the benefit of the holders of such series of debt securities, which will be applicable (unless waived or amended) so long as any of the debt securities of such series are outstanding, unless stated otherwise in the prospectus supplement. The specific terms of the covenants, and summaries thereof, will be set forth in the prospectus supplement relating to such series of debt securities.

Subordination

Debt securities of a series, or any related subsidiary guarantee, may be subordinated to senior indebtedness (as defined in the applicable prospectus supplement) to the extent set forth in the prospectus supplement relating thereto. The Company currently conducts a portion of its operations through its subsidiaries. To the extent such subsidiaries are not subsidiary guarantors for a series of debt securities, creditors of such subsidiaries, including trade creditors, and preferred stockholders, if any, of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of such series of debt securities. A series of debt securities, therefore, will be effectively subordinated to the claims of creditors, including trade creditors, and preferred stockholders, if any, of our subsidiaries that are not subsidiary guarantors with respect to such series of debt securities.

Events of Default

Each of the following constitutes an event of default under the indenture with respect to any series of debt securities:

•	default in the payment of interest on the debt securities of that series when due and payable that continues for 30 days;

•

default in payment of the principal on the debt securities of that series, when such amount becomes due and payable at maturity, upon optional or required redemption, upon declaration of acceleration or otherwise;

•	failure to comply with the obligations described under “— Mergers and Sales of Assets” below;

•

failure to comply with any of our other agreements with respect to the debt securities of that series or the indenture or supplemental indenture related to that series of debt securities and that failure continues for 60 days after notice thereof;

•	certain events of bankruptcy, insolvency or reorganization affecting us; or

•

if such series of debt securities has the benefit of subsidiary guarantees, any such subsidiary guarantee ceases to be in full force and effect in all material respects (except as contemplated by the terms thereof) or any applicable subsidiary guarantor denies or disaffirms such subsidiary guarantor’s obligations under the indenture or any such subsidiary guarantee and such default continues for 10 days after receipt of notice thereof.

A prospectus supplement may omit, modify or add to the foregoing events of default.

A default under the fourth or the sixth (only with respect to a subsidiary guarantor that is not a significant subsidiary) clause above will not constitute an event of default until the trustee or the holders of 25% in principal amount of the outstanding debt securities of that series notify us (and also the trustee if given by holders) of the default and we do not cure such default within the time specified after receipt of such notice. As used herein, “significant subsidiary” means any subsidiary of the Company that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

If any event of default (other than an event of default relating to certain events of bankruptcy, insolvency or reorganization) occurs and is continuing with respect to a particular series of debt securities, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series by notice to us (and also the trustee if given by holders) may declare the principal amount of and accrued but unpaid interest on the debt securities of that series to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the principal of and interest on the debt securities of that series will become immediately due and payable without any declaration or other act on the part of the trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of the outstanding debt securities of a series may rescind any such acceleration with respect to the debt securities of that series and its consequences.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default occurs and is continuing with respect to a series of debt securities, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of that series of debt securities unless such holders have offered to the trustee indemnity satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest (if any) with respect to the debt securities of a series when due, no holder of the debt securities of such series may pursue any remedy with respect to the indenture or such series of debt securities unless:

•	such holder has previously given a trust officer of the trustee written notice that an event of default is continuing with respect to that series of debt securities;

•	holders of at least 25% in principal amount of the outstanding debt securities of that series have requested the trustee in writing to pursue the remedy;

•	such holders of debt securities of that series have offered the trustee indemnity satisfactory to the trustee against any loss, liability or expense;

•	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity; and

•	the holders of a majority in principal amount of the outstanding debt securities of that series have not given the trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding debt securities of any series will, with respect to that series of debt securities, be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of debt securities of such series (it being understood that the trustee does not have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such holders) or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

If a default with respect to debt securities of any series occurs and is continuing and is actually known to a trust officer of the trustee, the trustee must mail to each holder of debt securities of such series, notice of the default within 90 days after it is actually known to a trust officer of the trustee or written notice of it is received by a trust officer of the trustee. Except in the case of a default in the payment of principal of, premium (if any) or interest (if any) on any debt securities of any series (including payments pursuant to the redemption provisions of such debt securities), the trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interests of the holders of that series of debt securities. In addition, we will be required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We will also be required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain events of default, their status and what action we are taking or propose to take in respect thereof.

Modification and Waiver

The indenture may be amended with respect to any series of debt securities with the written consent of the holders of a majority in principal amount of the debt securities of that series then outstanding voting as a single class, and any past default or compliance with any provisions with respect to any series of debt securities may be waived with the consent of the holders of a majority in principal amount of the debt securities of that series then outstanding voting as a single class. However, without the consent of each holder of an outstanding debt security affected thereby, no amendment may, among other things:

•	reduce the amount of debt securities of any series whose holders must consent to an amendment;

•	reduce the rate of or extend the time for payment of interest on any debt security;

•	reduce the principal of or extend the stated maturity of any debt security;

•	reduce the premium, if any, payable upon the redemption of any debt security or change the time at which such debt security may be redeemed;

•	make any debt security payable in money or securities other than that stated in such debt security;

•

impair the right of any holder to receive payment of principal of, and interest on, such holder’s debt securities on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s debt securities;

•

in the case of any subordinated debt security or coupons appertaining thereto, make any change in the provisions of the indenture relating to subordination that adversely affects the rights of any holder under such provisions;

•	make any change in the amendment provisions which require each affected holder’s consent or in the waiver provisions; or

•	make any change in, or release other than in accordance with the indenture, any subsidiary guarantee that would adversely affect the holders.

Without the consent of any holder, the Company, any subsidiary guarantors and the trustee may amend or supplement the indenture or the debt securities of any series for one or more of the following purposes:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption by a successor corporation of our obligations or the obligations of any subsidiary guarantor under the indenture;

•

to provide for uncertificated debt securities in addition to or in place of certificated debt securities; provided, however, that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code or in a manner such that the uncertificated debt securities are described in Section 163(f)(2)(B) of the Internal Revenue Code;

•

to add additional guarantees with respect to the debt securities of such series or to confirm and evidence the release, termination or discharge of any such guarantee when such release, termination or discharge is permitted under the indenture;

•	to add to the covenants of the Company for the benefit of the holders of such series of debt securities or to surrender any right or power herein conferred upon the Company;

•	to make any change that does not adversely affect the rights of any holder in any material respect, subject to the provisions of the indenture;

•

to comply with any requirement of the SEC in connection with qualifying, or maintaining the qualification of, the indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•

to make any amendment to the provisions of the indenture relating to form, authentication, transfer and legending of such series of debt securities; provided, however, that (i) compliance with the indenture as so amended would not result in such debt securities being transferred in violation of the Securities Act, or any other applicable securities law and (ii) such amendment does not materially affect the rights of holders to transfer such debt securities;

•	to convey, transfer, assign, mortgage or pledge as security relating to the debt securities of such series any property or assets;

•

in the case of subordinated debt securities, to make any change in the provisions of the indenture relating to subordination that would limit or terminate the benefits available to any holder of senior indebtedness under such provisions (but only if each such holder of senior indebtedness consents to such change);

•

to add to, change or eliminate any of the provisions of the indenture with respect to one or more series of debt securities, so long as any such addition, change or elimination not otherwise permitted under the indenture shall (i) neither apply to any debt security of any series created prior to the execution of the related supplemental indenture and entitled to the benefit of such provision nor modify the rights of the holders of any such debt security with respect to the benefit of such provision or (ii) become effective only when there is no such debt security outstanding; or

•	to establish the form, authentication, transfer, legending or terms of debt securities and coupons of any series, as described under “— General” above.

Mergers and Sales of Assets

Unless otherwise disclosed in the prospectus supplement relating to a particular series of debt securities, we will not, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our assets in one or a series of related transactions to, any person, unless:

•

the resulting, surviving or transferee person (the “Successor Company”) will be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and the Successor Company (if not the Company) will expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of the Company under the debt securities and the indenture;

•	immediately after giving effect to such transaction, no default shall have occurred and be continuing; and

•

we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture, and the predecessor company, other than in the case of a lease, will be released from the obligation to pay the principal of, premium, if any, and interest, if any, on the debt securities.

In addition, we will not permit any subsidiary guarantor to, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets in one or a series of related transactions to, any person unless:

•

except in the case of a subsidiary guarantor (i) that has been disposed of in its entirety to another person (other than to the Company or an affiliate of the Company), whether through a merger, consolidation or sale of capital stock or assets or (ii) that, as a result of the disposition of all or a portion of its capital stock, ceases to be a subsidiary, the resulting, surviving or transferee person (the “Successor Guarantor”) will be a corporation organized and existing under the laws of the United States of America, any state thereof, the District of Columbia or any other jurisdiction under which such Subsidiary Guarantor was organized, and such person (if not such subsidiary guarantor)

will expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of such subsidiary guarantor under its subsidiary guarantee;

•	immediately after giving effect to such transaction, no default shall have occurred and be continuing; and

•

the Company will have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

Notwithstanding the foregoing:

•	any subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any subsidiary guarantor; and

•

the Company may merge with an affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction within the United States of America, any state thereof or the District of Columbia to realize tax or other benefits.

Satisfaction and Discharge of the Indenture; Defeasance

Unless otherwise disclosed in the prospectus supplement relating to a particular series of debt securities, the indenture shall generally cease to be of any further effect with respect to a series of debt securities if (i) we have delivered to the trustee for cancellation all debt securities of such series (with certain limited exceptions) or (ii) all debt securities of such series not theretofore delivered to the trustee for cancellation shall have become due and payable, whether at maturity or on a redemption date as a result of the mailing of a notice of redemption pursuant to the provisions of the indenture relating to redemption, and, in the case of clause (ii), we shall have irrevocably deposited with the trustee funds or U.S. government obligations sufficient to pay at maturity or upon redemption all such debt securities including premium, if any, and interest, if any, thereon to maturity or such redemption date (and if, in either case, we shall also pay or cause to be paid all other sums payable under the indenture by us), provided, however, that if U.S. government obligations are deposited, the Company shall deliver to the trustee a certificate from a nationally recognized investment bank, appraisal firm or firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. government obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the debt securities to maturity or redemption, as the case may be.

In addition, we shall have a “legal defeasance option” (pursuant to which we may terminate, with respect to the debt securities of a particular series, all of our obligations under such debt securities and the indenture with respect to such debt securities) and a “covenant defeasance option” (pursuant to which we may terminate, with respect to the debt securities of a particular series, our obligations with respect to such debt securities under certain specified covenants contained in the indenture). If we exercise our legal defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default related to the specified covenants. The applicable prospectus supplement will describe the procedures we must follow in order to exercise our defeasance options.

Regarding the Trustee

The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. The indenture and provisions of the Trust Indenture Act that are incorporated by reference therein contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate such conflict or resign as provided in the indenture.

Governing Law

The indenture and the debt securities will be governed by the laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell our debt securities offered by this prospectus:

•	through agents;

•	to or through underwriters;

•	through dealers;

•	directly by us to other purchasers; or

•	through a combination of any such methods of sale.

Any underwriters or agents will be identified, and their discounts, commissions and other items constituting underwriters’ compensation will be described, in the applicable prospectus supplement.

We (directly or through agents) may sell, and the underwriters may resell, the debt securities in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

In connection with the sale of our debt securities, the underwriters or agents may receive compensation from us or from purchasers of the debt securities for whom they may act as agents. The underwriters may sell debt securities to or through dealers, who may also receive compensation from purchasers of the debt securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the debt securities may be “underwriters” as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the debt securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We may indemnify the underwriters and agents against certain civil liabilities, including liabilities under the Securities Act, or contribute to payments they may be required to make in respect of such liabilities.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

If so indicated in the prospectus supplement relating to a particular offering of debt securities, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the debt securities from us under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of these contracts.

LEGAL MATTERS

In connection with particular offerings of debt securities, and if stated in the applicable prospectus supplements, the validity of the debt securities and certain other matters will be passed upon for us by Covington & Burling LLP, Washington, D.C. In connection with particular offerings of debt securities, and if stated in the applicable prospectus supplements, certain matters with respect to the debt securities will be passed upon for us by Daniel T. Young, Secretary and Associate General Counsel of the Company. Mr. Young is paid a salary by us, is a participant in our Executive Annual Incentive Plan and equity compensation plans, and owns shares of our common stock and has options to purchase shares of our common stock. In connection with particular offerings of debt securities, and if stated in the applicable prospectus supplements, certain legal matters relating to Arizona law will be passed upon for us by Squire Patton Boggs (US) LLP, Phoenix, Arizona. In connection with particular offerings of debt securities, and if stated in the applicable prospectus supplements, certain legal matters relating to Indiana law and Kentucky law will be passed upon for us by Dinsmore & Shohl LLP, Indianapolis, Indiana and Louisville, Kentucky. In connection with particular offerings of debt securities, and if stated in the applicable prospectus supplements, certain legal matters relating to the laws of Ontario, Canada, will be passed upon for us by Gowling WLG (Canada) LLP, Toronto, Ontario. Any underwriter, dealer or agent will be advised about other issues relating to any offering by its own legal counsel named in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The Goodyear Tire & Rubber Company

$500,000,000 of  % Senior Notes due 2030

Joint Book-Running Managers

Deutsche Bank Securities

BofA Securities

BNP PARIBAS

Citigroup

Credit Agricole CIB

Fifth Third Securities

Goldman Sachs & Co. LLC

J.P. Morgan

MUFG

PNC Capital Markets LLC

CIBC Capital Markets

RBC Capital Markets

Senior Co-Managers

Capital One Securities

Huntington Capital Markets

Regions Securities LLC

Santander

Wedbush Securities

Co-Managers

Citizens Capital Markets

HSBC

KeyBanc Capital Markets

Standard Chartered Bank

US Bancorp

WauBank Securities LLC